Exhibit 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of NewMarket Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of NewMarket Corporation and its subsidiaries (the “Company”) at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report in Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia
February 15, 2013,
except for Note 27, as to which the date is
March 8, 2013

NewMarket Corporation and Subsidiaries
Consolidated Statements of Income

	Years Ended December 31,
(in thousands, except per-share amounts)	2012	2011	2010
Revenue:
Net sales - product	$2,211,878	$2,138,127	$1,786,076
Rental revenue	11,431	11,431	11,316
	2,223,309	2,149,558	1,797,392
Costs:
Cost of goods sold - product	1,581,393	1,586,145	1,277,505
Cost of rental	4,386	4,386	4,428
	1,585,779	1,590,531	1,281,933
Gross profit	637,530	559,027	515,459
Selling, general, and administrative expenses	154,209	151,602	136,967
Research, development, and testing expenses	117,845	105,496	91,188
Gain on legal settlement, net	0	38,656	0
Operating profit	365,476	340,585	287,304
Interest and financing expenses, net	10,815	18,820	17,261
Loss on early extinguishment of debt	9,932	0	0
Other expense, net	3,338	18,048	10,047
Income before income tax expense	341,391	303,717	259,996
Income tax expense	101,798	96,810	82,871
Net income	$239,593	$206,907	$177,125
Basic earnings per share	$17.85	$15.10	$12.12
Diluted earnings per share	$17.85	$15.09	$12.09

See accompanying Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
(in thousands)	2012	2011	2010
Net income	$239,593	$206,907	$177,125
Other comprehensive (loss) income:
Pension plans and other postretirement benefits:
Prior service cost arising during the period, net of income tax benefit of $471 in 2012 and $462 in 2010	(1,570)	0	(780)
Amortization of prior service cost included in net periodic benefit cost, net of income tax expense of $48 in 2012, $138 in 2011, and $130 in 2010	27	260	257
Actuarial net (loss) gain arising during the period, net of income tax (benefit) expense of $(13,290) in 2012, $(17,052) in 2011, and $3,624 in 2010	(22,721)	(27,577)	6,268
Amortization of actuarial net loss included in net periodic benefit cost, net of income tax expense of $2,331 in 2012, $1,322 in 2011, and $1,487 in 2010	4,066	2,423	2,738
Settlement gain, net of income tax expense of $145 in 2012	436	0	0
Amortization of transition obligation included in net periodic benefit cost, net of income tax expense of $14 in 2012, $13 in 2011, and $5 in 2010	39	40	10
Total pension plans and other postretirement benefits	(19,723)	(24,854)	8,493
Derivative instruments:
Unrealized loss on derivative instruments, net of income tax benefit of $210 in 2012, $1,022 in 2011, and $1,561 in 2010	(330)	(1,605)	(2,451)
Reclassification adjustments for losses on derivative instruments included in net income, net of income tax expense of $569 in 2012, $649 in 2011, and $614 in 2010	893	1,020	964
Total derivative instruments	563	(585)	(1,487)
Foreign currency translation adjustments, net of income tax (benefit) expense of $(1,007) in 2012, $(558) in 2011, and $87 in 2010	7,567	163	(6,042)
Marketable securities:
Unrealized gain on marketable securities, net of income tax expense of $419 in 2012 and $226 in 2011	676	364	0
Reclassification adjustment for gain on marketable securities included in net income, net of income tax benefit of $645 in 2012	(1,040)	0	0
Total marketable securities	(364)	364	0
Other comprehensive (loss) income	(11,957)	(24,912)	964
Comprehensive income	$227,636	$181,995	$178,089

See accompanying Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31,
(in thousands, except share amounts)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$89,129	$50,370
Trade and other accounts receivable, net	297,055	278,332
Inventories	322,674	306,785
Deferred income taxes	8,452	7,261
Prepaid expenses and other current assets	18,185	36,983
Total current assets	735,495	679,731
Property, plant, and equipment, at cost	1,070,967	1,034,472
Less accumulated depreciation and amortization	712,596	681,506
Net property, plant, and equipment	358,371	352,966
Prepaid pension cost	12,710	11,494
Deferred income taxes	48,385	35,805
Other assets and deferred charges	72,007	73,619
Intangibles (net of amortization) and goodwill	30,542	38,047
Total assets	$1,257,510	$1,191,662
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$119,298	$103,217
Accrued expenses	79,061	78,546
Dividends payable	0	8,529
Book overdraft	3,906	1,680
Long-term debt, current portion	4,382	10,966
Income taxes payable	10,024	13,086
Total current liabilities	216,671	216,024
Long-term debt	424,407	232,601
Other noncurrent liabilities	214,227	193,444
Commitments and contingencies (Note 18)
Shareholders’ equity:
Common stock and paid-in capital (without par value; authorized shares - 80,000,000; issued and outstanding - 13,417,877 at December 31, 2012 and 13,404,831 at December 31, 2011)	721	64
Accumulated other comprehensive loss	(110,689)	(98,732)
Retained earnings	512,173	648,261
	402,205	549,593
Total liabilities and shareholders' equity	$1,257,510	$1,191,662

See accompanying Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidated Statements of Shareholders’ Equity

	Common Stock and Paid-in Capital		Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders’ Equity
(in thousands, except share and per-share amounts)	Shares	Amount
Balance at December 31, 2009	15,209,989	$275	$(74,784)	$532,694	$458,185
Net income				177,125	177,125
Other comprehensive income (loss)			964		964
Ordinary cash dividends ($1.565 per share)				(22,608)	(22,608)
Repurchases of common stock	(1,213,158)	(3,104)		(121,751)	(124,855)
Stock options exercised	21,000	91			91
Stock option tax benefit		711			711
Stock-based compensation	17,053	2,027			2,027
Balance at December 31, 2010	14,034,884	0	(73,820)	565,460	491,640
Net income				206,907	206,907
Other comprehensive income (loss)			(24,912)		(24,912)
Ordinary cash dividends ($2.39 per share)				(32,588)	(32,588)
Repurchases of common stock	(659,373)	(3,237)		(91,518)	(94,755)
Stock options exercised	16,000	70			70
Stock option tax benefit		1,102			1,102
Stock-based compensation	13,320	2,129			2,129
Balance at December 31, 2011	13,404,831	64	(98,732)	648,261	549,593
Net income				239,593	239,593
Other comprehensive income (loss)			(11,957)		(11,957)
Ordinary cash dividends ($3.00 per share)				(40,234)	(40,234)
Special cash dividend ($25.00 per share)				(335,447)	(335,447)
Stock-based compensation	13,046	657			657
Balance at December 31, 2012	13,417,877	$721	$(110,689)	$512,173	$402,205

See accompanying Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2012	2011	2010
Cash and cash equivalents at beginning of year	$50,370	$49,192	$151,831
Cash flows from operating activities:
Net income	239,593	206,907	177,125
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	43,389	43,352	39,134
Noncash environmental remediation and dismantling	86	1,321	3,554
Noncash pension benefits expense	15,244	13,719	13,911
Noncash postretirement benefits expense	3,611	2,780	2,832
Noncash foreign exchange loss (gain)	1,130	114	(603)
Deferred income tax (benefit) expense	(1,976)	2,375	1,933
Loss on early extinguishment of debt	9,932	0	0
Restricted stock award	429	2,900	2,790
Gain on legal settlement, net	0	(38,656)	0
Gain on sale of equity securities	(1,685)	0	0
Unrealized loss on derivative instruments, net	663	12,642	8,016
Change in assets and liabilities:
Trade and other accounts receivable, net	(15,027)	(16,225)	(34,815)
Inventories	(12,945)	(33,154)	(74,852)
Prepaid expenses	5,641	(13,721)	24,281
Accounts payable and accrued expenses	11,369	1,976	11,718
Income taxes payable	(3,281)	(887)	10,671
Realized loss on derivative instruments, net	4,683	4,874	2,308
Cash pension benefits contributions	(30,586)	(29,447)	(20,333)
Cash postretirement benefits contributions	(1,845)	(1,929)	(1,835)
Cash payment for 7.125% senior notes redemption	(5,345)	0	0
Proceeds from legal settlements	5,050	25,000	0
Change in book overdraft	2,226	617	(1,167)
Excess tax benefits from stock-based payment arrangements	0	(1,102)	(711)
Other, net	2,455	1,142	90
Cash provided from (used in) operating activities	272,811	184,598	164,047
Cash flows from investing activities:
Capital expenditures	(38,753)	(53,515)	(36,406)
Deposits for interest rate swap	(22,913)	(46,467)	(44,072)
Return of deposits for interest rate swap	21,260	33,600	36,180
Payments on settlement of interest rate swap	(5,148)	(5,148)	(2,574)
Receipts from settlement of interest rate swap	465	274	266
Proceeds from sale of equity securities	6,303	0	0
Proceeds from sale of short-term investment	0	300	0
Acquisition of business (net of cash acquired of $1.8 million in 2010)	0	0	(41,300)
Cash provided from (used in) investing activities	(38,786)	(70,956)	(87,906)
Cash flows from financing activities:
Net borrowings under revolving credit facility	53,000	18,000	4,000
Issuance of 4.10% senior notes	349,405	0	0
Repayment of 7.125% senior notes	(150,000)	0	0
Repayment of Foundry Park I mortgage loan	(63,544)	(2,731)	(2,125)
Net (repayments) borrowings under lines of credit	(3,641)	6,529	1,494
Dividends paid	(375,681)	(32,588)	(22,608)

See accompanying Notes to Consolidated Financial Statements

Debt issuance costs	(6,485)	(3,233)	(3,992)
Repurchases of common stock	0	(98,093)	(121,517)
Proceeds from exercise of stock options	0	70	91
Excess tax benefits from stock-based payment arrangements	0	1,102	711
Payments on the capital lease	0	(144)	(835)
Repayment of Foundry Park I construction loan	0	0	(99,102)
Borrowing under Foundry Park I mortgage loan	0	0	68,400
Payment for financed intangible asset	0	0	(1,000)
Cash provided from (used in) financing activities	(196,946)	(111,088)	(176,483)
Effect of foreign exchange on cash and cash equivalents	1,680	(1,376)	(2,297)
Increase (decrease) in cash and cash equivalents	38,759	1,178	(102,639)
Cash and cash equivalents at end of year	$89,129	$50,370	$49,192

See accompanying Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies
Consolidation—Our consolidated financial statements include the accounts of NewMarket Corporation and its subsidiaries. All intercompany transactions are eliminated upon consolidation. References to "we," "us," "our," "the Company," and "NewMarket" are to NewMarket Corporation and its consolidated subsidiaries, unless the context indicates otherwise.
NewMarket is the parent company of three operating companies, each managing its own assets and liabilities. Those companies are Afton, which focuses on petroleum additive products; Ethyl, representing certain manufacturing operations and the TEL business; and NewMarket Development, which manages the property and improvements that we own in Richmond, Virginia. NewMarket is also the parent company of NewMarket Services, which provides various administrative services to NewMarket, Afton, Ethyl, and NewMarket Development.
Certain reclassifications have been made to the accompanying consolidated financial statements and the related notes to conform to the current presentation.
Foreign Currency Translation—We translate the balance sheets of our foreign subsidiaries into U.S. Dollars based on the current exchange rate at the end of each period. We translate the statements of income using the weighted-average exchange rates for the period. NewMarket includes translation adjustments in the Consolidated Balance Sheets as part of accumulated other comprehensive loss and transaction adjustments in the Consolidated Statements of Income as part of cost of goods sold - product.
Revenue Recognition—Our policy is to recognize revenue from the sale of products when title and risk of loss have transferred to the buyer, the price is fixed and determinable, and collectability is reasonably assured. Revenues are reported at the gross amount billed, including amounts related to shipping that are charged to the customer. Provisions for rebates to customers are recorded in the same period that the related sales are recorded. Freight costs incurred on the delivery of product are included in the Consolidated Statements of Income in cost of goods sold - product. The majority of our sales are sold FOB (“free on board”) shipping point or on a substantially equivalent basis. Our standard terms of delivery are included in our contracts, sales order confirmation documents, and invoices. Taxes assessed by a governmental authority and concurrent with sales to our customers, including sales, use, value-added, and revenue-related excises taxes, are not included as revenue, but are reflected in accrued expenses until remitted to the appropriate governmental authority.
We recognize rental revenue on a straight-line basis over the lease term. The cumulative difference between lease revenue recognized under this method and the contractual lease payment terms is recorded in other assets and deferred charges on our Consolidated Balance Sheets.
Cash and Cash Equivalents—Our cash equivalents generally consist of government obligations and commercial paper with original maturities of 90 days or less. Throughout the year, we have cash balances in excess of federally insured amounts on deposit with various financial institutions. We state cash and cash equivalents at cost, which approximates fair value.
At both December 31, 2012 and December 31, 2011, we had a book overdraft for some of our disbursement cash accounts. A book overdraft represents disbursements that have not cleared the bank accounts at the end of the reporting period. There are no agreements with the same banks to offset the presented balance. We transfer cash on an as-needed basis to fund these items as the items clear the bank in subsequent periods.
Accounts Receivable—We record our accounts receivable at net realizable value. We maintain an allowance for doubtful accounts for estimated losses resulting from our customers not making required payments. We determine the adequacy of the allowance by periodically evaluating each customer’s receivable balance, considering our customers’ financial condition and credit history, and considering current economic conditions.
Inventories—NewMarket values its U.S. petroleum additives and TEL inventories at the lower of cost or market, with cost determined on the last-in, first-out (LIFO) basis. In all other countries, we use the weighted-average method. Inventory cost includes raw materials, direct labor, and manufacturing overhead.

Notes to Consolidated Financial Statements

Property, Plant, and Equipment—We state property, plant, and equipment at cost and compute depreciation by the straight-line method based on the estimated useful lives of the assets. We capitalize expenditures for significant improvements that extend the useful life of the related property. We expense repairs and maintenance, including plant turnaround costs, as incurred. When property is sold or retired, we remove the cost and accumulated depreciation from the accounts and any related gain or loss is included in earnings.
Our policy on capital leases is to record the asset at the lower of fair value at lease inception or the present value of the total minimum lease payments. We compute amortization by the straight-line method over the lesser of the estimated economic life of the asset or the term of the lease.
Real Estate Development and Construction Costs—We capitalize in property, plant, and equipment the costs associated with real estate development projects, including the cost of land, as well as development and construction costs. We also capitalize interest costs associated with the project. Upon completion of the project, the accumulated depreciable costs are recognized in the Consolidated Statements of Income over the estimated useful life of the asset.
Intangibles (Net of Amortization) and Goodwill—Identifiable intangibles include the cost of acquired contracts, formulas and technology, trademarks and trade names, and customer bases. We assign a value to identifiable intangibles based on independent third-party appraisals and management's assessment at the time of acquisition. NewMarket amortizes the cost of the customer bases by an accelerated method and the cost of the remaining identifiable intangibles by the straight-line method over the estimated economic life of the intangible.
Goodwill arises from the excess of cost over net assets of businesses acquired. Goodwill represents the residual purchase price after allocation to all identifiable net assets. We test goodwill for impairment each year and whenever a significant event or circumstance occurs which could reduce the fair value of the reporting unit to which the goodwill applies below the carrying amount of the reporting unit.
Impairment of Long-Lived Assets—When significant events or circumstances occur that might impair the value of long-lived assets, we evaluate recoverability of the recorded cost of these assets. Assets are considered to be impaired if their carrying amount is not recoverable from the estimated undiscounted future cash flows associated with the assets. If we determine an asset is impaired and its recorded cost is higher than estimated fair market value based on the estimated present value of future cash flows, we adjust the asset to estimated fair market value.
Asset Retirement Obligations—Asset retirement obligations, including costs associated with the retirement of tangible long-lived assets, are recorded at the fair value of the liability for an asset retirement obligation when incurred instead of ratably over the life of the asset. The asset retirement costs must be capitalized as part of the carrying amount of the long-lived asset. If the liability is settled for an amount other than the recorded balance, we recognize either a gain or loss at settlement.
Environmental Costs—NewMarket capitalizes environmental compliance costs if they extend the useful life of the related property or prevent future contamination. Environmental compliance costs also include maintenance and operation of pollution prevention and control facilities. We expense these compliance costs in cost of goods sold-product as incurred.
Accrued environmental remediation and monitoring costs relate to an existing condition caused by past operations. NewMarket accrues these costs in current operations within cost of goods sold - product in the Consolidated Statements of Income when it is probable that we have incurred a liability and the amount can be reasonably estimated. These estimates are based on an assessment of the site, available clean-up methods, and prior experience in handling remediation.
When we can reliably determine the amount and timing of future cash flows, we discount these liabilities, incorporating an inflation factor.
Legal Costs—We expense legal costs in the period incurred.
Employee Savings Plan—Most of our full-time salaried and hourly employees may participate in defined contribution savings plans. Employees who are covered by collective bargaining agreements may also participate in a savings plan

Notes to Consolidated Financial Statements

according to the terms of their bargaining agreements. Employees, as well as NewMarket, contribute to the plans. We made contributions of $5 million in 2012 and $4 million in both 2011 and 2010 related to these plans.
Research, Development, and Testing Expenses—NewMarket expenses all research, development, and testing costs as incurred. Of the total research, development, and testing expenses, those related to new products and processes were $55 million in 2012, $51 million in 2011, and $45 million in 2010.
Income Taxes—We recognize deferred income taxes for temporary differences between the financial reporting basis and the income tax basis of assets and liabilities. We also adjust for changes in tax rates and laws at the time the changes are enacted. A valuation allowance is recorded when it is more likely than not that a deferred tax asset will not be realized. We recognize accrued interest and penalties associated with uncertain tax positions as part of income tax expense on our Consolidated Statements of Income.
We generally provide for additional U.S. taxes that would be incurred if a foreign subsidiary returns its earnings in cash to the United States. Undistributed earnings of certain foreign subsidiaries for which U.S. taxes have not been provided totaled approximately $239 million at December 31, 2012, $177 million at December 31, 2011, and $138 million at December 31, 2010. Deferred income taxes have not been provided on these earnings since we expect them to be indefinitely reinvested abroad. Accordingly, no provision has been made for taxes that may be payable on the remittance of these earnings at December 31, 2012 or December 31, 2011. The determination of the amount of such unrecognized deferred tax liability is not practicable.
Derivative Financial Instruments and Hedging Activities—We record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting. We do not enter into derivative instruments for speculative purposes.
Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation.
Additional information on our derivatives and hedging activities is in Note 16.
Stock-based Compensation—The value of stock awards is measured based on the closing price of our common stock on the date of grant, adjusted for provisions specific to a particular award. We recognize stock-based compensation expense on a straight-line basis over the requisite service period. See Note 15 for further information on specific awards under our stock-based compensation plan.
Investments—We classify current marketable securities as “available for sale” and record them at fair value with the unrealized gains or losses, net of tax, included as a component of shareholders’ equity in accumulated other comprehensive loss. The fair value is determined based on quoted market prices.
When a decline in the fair value of a marketable security is considered other than temporary, we write down the investment to estimated fair market value with a corresponding charge to earnings.
Estimates and Risks Due to Concentration of Business—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Notes to Consolidated Financial Statements

In addition, our financial results can be influenced by certain risk factors. Some of our significant concentrations of risk include the following:

•	reliance on a small number of significant customers;

•	customers concentrated in the fuel and lubricant industries; and

•	production of several of our products solely at one facility.

2.	Acquisition of Business
On March 5, 2010, Afton Chemical Corporation completed the acquisition of 100% of Polartech for $43.1 million in cash. Polartech was a global company specializing in the supply of metalworking additives. The acquisition agreement included all physical assets of the Polartech business including the headquarters, research and development, and manufacturing facilities in the United Kingdom, as well as manufacturing sites in India, China, and the United States.
We performed a valuation of the assets acquired to determine the purchase price allocation. This valuation resulted in the recognition of $6 million of identifiable intangibles, including formulas and technology, customer base, and trademarks/trade names. We also acquired property, plant, and equipment of $28.4 million as well as working capital.
As part of the acquisition, we recorded $4.2 million of goodwill. The goodwill resulted from the cost of assets acquired exceeding the valuation of the assets and liabilities. All of the goodwill recognized is part of the petroleum additives segment, and none is deductible for tax purposes.
Pro forma consolidated results of operation for the year ended December 31, 2010 assuming the acquisition had occurred on January 1, 2010 would not be materially different from the actual results reported for NewMarket for the year ended December 31, 2010.

3.	Earnings Per Share
Options and stock-based compensation awards are not included in the computation of diluted earnings per share if the impact on earnings per share would be anti-dilutive. We had 11,940 shares of nonvested restricted stock that were excluded from the calculation of diluted earnings per share for the year ended December 31, 2012. We had no anti-dilutive options or stock-based compensation awards that were excluded from the calculation of diluted earnings per share for the years ended December 31, 2011 or December 31, 2010.

Notes to Consolidated Financial Statements

The nonvested restricted stock is considered a participating security since the stock contains nonforfeitable rights to dividends. As such, we use the two-class method to compute basic and diluted earnings per share. The following table illustrates the earnings allocation method utilized in the calculation of basic and diluted earnings per share.

	Years Ended December 31,
(in thousands, except per-share amounts)	2012	2011	2010
Earnings per share numerator:
Net income attributable to common shareholders before allocation of earnings to participating securities	$239,593	$206,907	$177,125
Earnings allocated to participating securities	(316)	0	0
Net income attributable to common shareholders after allocation of earnings to participating securities	$239,277	$206,907	$177,125
Earnings per share denominator:
Weighted-average number of shares of common stock outstanding	13,405	13,707	14,619
Dilutive effect of unexercised stock options	0	5	31
Total shares	13,405	13,712	14,650
Basic earnings per share	$17.85	$15.10	$12.12
Diluted earnings per share	$17.85	$15.09	$12.09

4.    Supplemental Cash Flow Information

	Years Ended December 31,
(in thousands)	2012	2011	2010
Cash paid during the year for
Interest and financing expenses (net of capitalization)	$9,612	$17,329	$15,884
Income taxes	99,956	96,919	59,949

5.    Trade and Other Accounts Receivable, Net

	December 31,
(in thousands)	2012	2011
Trade receivables	$261,492	$254,959
Income tax receivables	18,824	5,755
Other tax receivables	5,719	5,060
Innospec Inc. settlement receivable	5,065	5,015
Other	6,274	8,059
Allowance for doubtful accounts	(319)	(516)
	$297,055	$278,332
Bad debt write-offs totaled $88 thousand in 2012, $628 thousand in 2011, and $0 in 2010. The allowance for doubtful accounts amounted to $733 thousand at December 31, 2010. The change in the allowance for doubtful accounts between 2011 and 2012, as well as between 2010 and 2011, reflect our evaluation of certain higher risk customer receivables (all of which were current at December 31, 2012 and December 31, 2011), bad debt write-offs, allowances for disputed invoiced prices or quantities, and general economic conditions.

Notes to Consolidated Financial Statements

6.    Inventories

	December 31,
(in thousands)	2012	2011
Finished goods and work-in-process	$265,017	$249,826
Raw materials	48,881	50,037
Stores, supplies, and other	8,776	6,922
	$322,674	$306,785
The reserve for obsolete and slow-moving inventory amounted to $1 million at December 31, 2012 and $2 million at December 31, 2011. These amounts are included in the table above.
Our foreign inventories amounted to $205 million at December 31, 2012 and $203 million at December 31, 2011.
Our U.S. inventories, which are stated on the LIFO basis, amounted to $111 million at December 31, 2012, which was below replacement cost by approximately $58 million. At December 31, 2011, LIFO basis inventories were $98 million, which was approximately $65 million below replacement cost.
During 2012, the TEL inventory quantities were reduced resulting in a liquidation of LIFO layers. The effect of this liquidation increased net income by $1.6 million. During 2011, the TEL and raw material petroleum additives inventory quantities were reduced resulting in a liquidation of LIFO layers. The effect of these liquidations increased net income by $300 thousand with $200 thousand from petroleum additives and $100 thousand from TEL.

7.	Prepaid Expenses and Other Current Assets

	December 31,
(in thousands)	2012	2011
Income taxes on intercompany profit	$12,507	$17,998
Insurance	2,924	2,661
Dividend funding	0	8,529
Marketable securities—Innospec Inc. settlement	0	5,208
Other	2,754	2,587
	$18,185	$36,983

8.	Property, Plant, and Equipment, at Cost

	December 31,
(in thousands)	2012	2011
Land	$42,713	$42,771
Land improvements	31,452	31,112
Leasehold improvements	1,148	1,333
Buildings	191,866	186,960
Machinery and equipment	772,256	748,051
Construction in progress	31,532	24,245
	$1,070,967	$1,034,472

Notes to Consolidated Financial Statements

We depreciate the cost of property, plant, and equipment by the straight-line method and primarily over the following useful lives:

Land improvements	5 - 30 years
Buildings	10 - 50 years
Machinery and equipment	3 - 15 years
At both December 31, 2012 and December 31, 2011, assets held for lease and reflected in the table above include $3 million of land, $2 million of land improvements, $66 million of buildings, and $38 million of machinery and equipment. Accumulated depreciation on these assets was $11 million at December 31, 2012 and $8 million at December 31, 2011. All of these assets represent the assets of Foundry Park I.
Interest capitalized was $300 thousand in 2012, $500 thousand in 2011, and $400 thousand in 2010. Capitalized interest is amortized generally over the same lives as the asset to which it relates. Depreciation expense was $34 million in 2012, $33 million in 2011, and $29 million in 2010. Amortization of capitalized interest, which is included in depreciation expense, was $300 thousand in 2012, 2011, and 2010.

9.    Other Assets and Deferred Charges

	December 31,
(in thousands)	2012	2011
Interest rate swap deposits	$37,694	$36,041
Deferred financing costs, net of amortization	8,560	6,795
Asbestos insurance receivables	6,498	6,345
Innospec Inc. settlement receivable	5,065	10,030
Foundry Park I deferred leasing costs	4,198	4,597
Other	9,992	9,811
	$72,007	$73,619
We paid financing costs of approximately $2.4 million in 2012 related to the revolving credit facility that we entered into during 2012 and carried over deferred financing costs from our previous revolving credit facility of $1.8 million. We incurred additional financing costs of $5.1 million related to the 4.10% senior notes that we issued in December 2012. We recognized amortization expense of $1.1 million in 2012, of which $0.7 million related to the 2012 revolving credit facility and the 4.10% senior notes. We also recognized expense of $4.6 million of deferred financing costs associated with accelerated amortization on our previous revolving credit facility, early redemption of the 7.125% senior notes, and payoff of the mortgage loan. This amount is reflected in the loss on early extinguishment of debt on our Consolidated Statements of Income.
The accumulated amortization on the deferred financing costs was $0.7 million at December 31, 2012 and related to the 2012 revolving credit facility and the 4.10% senior notes. The accumulated amortization on the deferred financing costs at December 31, 2011 was $3 million and related to the previous revolving credit facility, 7.125% senior notes, and mortgage loan, all of which (except for the amount carried over to the 2012 revolver) was written off during 2012 as a component of the early extinguishment of debt charge.
See Note 12 for further information on our long-term debt and Note 16 for further information on interest rate swaps.

Notes to Consolidated Financial Statements

10.	Intangibles (Net of Amortization) and Goodwill

	December 31,
	2012		2011
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizing intangible assets
Formulas and technology	$91,662	$74,762	$91,552	$69,387
Contracts	9,593	6,734	9,593	5,352
Customer bases	7,021	2,400	7,050	1,855
Trademarks and trade names	1,586	426	1,609	295
Goodwill	5,002		5,132
	$114,864	$84,322	$114,936	$76,889
Aggregate amortization expense		$7,433		$8,604
Goodwill relates to the 2010 Polartech acquisition, as well as the 2008 acquisition of the North American Fuel Additives Business from GE Water and Process Technologies. The Polartech acquisition resulted in goodwill of $4.2 million, while the GE Water and Process Technologies acquisition resulted in goodwill of approximately $900 thousand. The change in the goodwill amount between 2011 and 2012 is due to foreign currency fluctuations. All of the intangibles relate to the petroleum additives segment. There is no accumulated goodwill impairment.
Estimated annual amortization expense related to our intangible assets for the next five years is expected to be (in thousands):

2013	$7,108
2014	6,163
2015	5,790
2016	1,908
2017	746
Generally, we amortize the cost of the customer base intangibles by an accelerated method and the cost of the remaining intangible assets by the straight-line method over their estimated economic lives. We generally amortize contracts over 1.5 to 10 years; customer bases over 20 years; formulas and technology over 5 to 20 years; and trademarks and trade names over 10 years.

11.	Accrued Expenses

	December 31,
(in thousands)	2012	2011
Employee benefits, payroll, and related taxes	$28,659	$26,255
Customer rebates	21,881	21,414
Environmental remediation	2,872	3,281
Interest rate swaps	2,253	2,366
Environmental dismantling	207	283
Other	23,189	24,947
	$79,061	$78,546
Environmental remediation and environmental dismantling includes asset retirement obligations recorded at a discount.

Notes to Consolidated Financial Statements

12.	Long-term Debt

	December 31,
(in thousands)	2012	2011
Senior notes - 4.10% due 2022	$349,407	$0
Revolving credit facilities	75,000	22,000
Lines of credit	4,382	8,023
Senior notes - 7.125% due 2016	0	150,000
Foundry Park I mortgage loan - due 2015	0	63,544
	428,789	243,567
Current maturities of long-term debt	(4,382)	(10,966)
	$424,407	$232,601
4.10% Senior Notes - On December 20, 2012, we issued $350 million aggregate principal amount of 4.10% senior notes due 2022 at an issue price of 99.83%. The 4.10% senior notes are senior unsecured obligations and are jointly and severally guaranteed on a senior unsecured basis by all existing and future domestic subsidiaries that guarantee our obligations under the revolving credit facility or any of our other indebtedness. We incurred financing costs in 2012 of approximately $5.1 million related to the 4.10% senior notes, which are being amortized over the term of the agreement.
The 4.10% senior notes and the subsidiary guarantees rank:

•	equal in right of payment with all of our and the guarantors' existing and future senior unsecured indebtedness; and

•	senior in right of payment to any of our and the guarantors' future subordinated indebtedness.
The indenture governing the 4.10% senior notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	create or permit to exist liens;

•	enter into sale-leaseback transactions;

•	incur additional guarantees; and

•	sell all or substantially all of our assets or consolidate or merge with or into other companies.
We were in compliance with all covenants under the indenture governing the 4.10% senior notes as of December 31, 2012.
We intend to begin the process to register these securities with the SEC during the first quarter of 2013 and will provide financial information regarding the guarantors of senior notes in accordance with securities regulations.
Revolving Credit Facility – On March 14, 2012, we entered into a new Credit Agreement (Credit Agreement) with a term of five years, which replaced our previous $300 million revolving credit facility. The Credit Agreement provides for a $650 million, multicurrency revolving credit facility, with a $100 million sublimit for multicurrency borrowings, a $100 million sublimit for letters of credit, and a $20 million sublimit for swingline loans. The Credit Agreement includes an expansion feature, which allows us, subject to certain conditions, to request an increase to the aggregate amount of the revolving credit facility or obtain incremental term loans in an amount up to $150 million.
We paid financing costs in 2012 of approximately $2.4 million related to this revolving credit facility and carried over deferred financing costs from our previous revolving credit facility of approximately $1.8 million, resulting in total deferred financing costs of $4.2 million, which we are amortizing over the term of the Credit Agreement. We recognized

Notes to Consolidated Financial Statements

expense of $0.6 million related to the unamortized deferred financing costs on our previous revolving credit facility as part of the loss on early extinguishment of debt.
The obligations under the Credit Agreement are unsecured and are fully guaranteed by NewMarket and the subsidiary guarantors. The revolving credit facility matures on March 14, 2017.
Borrowings made under the revolving credit facility bear interest at an annual rate equal to, at our election, either (1) the ABR plus the Applicable Rate (solely in the case of loans denominated in U.S. dollars to NewMarket) or (2) the Adjusted LIBO Rate plus the Applicable Rate. ABR is the greatest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate, (ii) the federal funds effective rate plus 0.5%, or (iii) the Adjusted LIBO Rate for a one month interest period plus 1%. The Adjusted LIBO Rate means the rate at which Eurocurrency deposits in the London interbank market for certain periods (as selected by NewMarket) are quoted, as adjusted for statutory reserve requirements for Eurocurrency liabilities and other applicable mandatory costs. Depending on our consolidated Leverage Ratio, the Applicable Rate ranges from 0.50% to 1.00% for loans bearing interest based on the ABR and from 1.50% to 2.00% for loans bearing interest based on the Adjusted LIBO Rate. At December 31, 2012, the Applicable Rate was 0.50% for loans bearing interest based on the ABR and 1.50% for loans bearing interest based on the Adjusted LIBO Rate.
The Credit Agreement contains financial covenants that require NewMarket to maintain a consolidated Leverage Ratio (as defined in the Credit Agreement) of no more than 3.00 to 1.00 and a consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of no less than 3.00 to 1.00, calculated on a rolling four quarter basis, as of the end of each fiscal quarter ending on and after March 31, 2012.
We were in compliance with all covenants under our revolving credit facilities at December 31, 2012 and December 31, 2011.
The following table provides information related to the unused portion of our revolving credit facility in effect at December 31, 2012 and December 31, 2011:

	December 31,
(in millions)	2012	2011
Maximum borrowing capacity under the revolving credit facilities	$650.0	$300.0
Outstanding borrowings under the revolving credit facilities	75.0	22.0
Outstanding letters of credit	3.1	6.1
Unused portion of revolving credit facilities	$571.9	$271.9
For further information on the outstanding letters of credit, see Note 18. The average interest rate for borrowings under our revolving credit facilities was 1.84% during 2012 and 2.90% during 2011. At December 31, 2012, the average interest rate on outstanding borrowings was 2.07%.
7.125% Senior Notes – On March 15, 2012, at our request, Wells Fargo Bank, N.A., as trustee, issued a notice of redemption for all of our outstanding 7.125% senior notes due 2016, representing an aggregate principal amount of $150 million. Under the indenture governing the 7.125% senior notes, the redemption price was 103.563% of the outstanding aggregate principal amount, plus accrued and unpaid interest to the redemption date. Subsequently, on April 16, 2012, all of the 7.125% senior notes were redeemed. We used borrowings under our revolving credit facility to finance the redemption. We recognized total expenses of approximately $8.5 million in 2012 related to the early redemption of the 7.125% senior notes.
We were in compliance with all covenants under the indenture governing the 7.125% senior notes as of December 31, 2011.
Foundry Park I Mortgage Loan – On May 1, 2012, we paid in full the outstanding principal amount on the mortgage loan. No prepayment penalty was incurred. We used borrowings under our revolving credit facility to finance the payment. Concurrently with the payoff of the mortgage loan, the interest rate swap associated with the mortgage loan

Notes to Consolidated Financial Statements

also terminated. See Note 16 for information on the interest rate swap. Upon the payoff of the mortgage loan, we recognized expense of approximately $0.8 million related to the unamortized financing costs on the mortgage loan.
Other Borrowings - One of our subsidiaries in India has a short-term line of credit of 110 million rupees for working capital purposes. The average interest rate was approximately 11.3% during 2012 and 10.8% during 2011. At December 31, 2012 the interest rate was 10.8%. The outstanding balance on the India line of credit of $1.9 million (105 million rupees) at December 31, 2012 is due during 2013. Another subsidiary in China has a short-term line of credit of $10 million with an outstanding balance of $2.5 million at December 31, 2012. The average interest rate was approximately 2.9% during 2012 and 2.3% during 2011. At December 31, 2012 the interest rate was 2.8%. The outstanding balance on the China line of credit is due during 2013.
Principal debt payments for the next five years are scheduled as follows (in millions):

2013	$4.4
2014	0.0
2015	0.0
2016	0.0
2017	75.0
Thereafter	349.4

13.	Other Noncurrent Liabilities

	December 31,
(in thousands)	2012	2011
Employee benefits	$140,501	$120,558
Interest rate swaps	30,508	33,424
Environmental remediation	16,869	18,467
Asbestos litigation reserve	9,453	9,389
Environmental dismantling	300	337
Other	16,596	11,269
	$214,227	$193,444
The increase in employee benefits primarily reflects the decrease in the funded status of our pension and postretirement plans resulting from lower discount rates. See Note 19 for further information on these employee benefit plans. Environmental remediation and environmental dismantling include our asset retirement obligations. Further information on the interest rate swaps is in Note 16.

Notes to Consolidated Financial Statements

14.    Asset Retirement Obligations
Our asset retirement obligations are related primarily to past TEL operations. The following table illustrates the 2012, 2011, and 2010 activity associated with our asset retirement obligations.

	Years Ended December 31,
(in thousands)	2012	2011	2010
Asset retirement obligations, beginning of year	$3,297	$2,975	$3,031
Liabilities incurred	0	100	0
Accretion expense	124	165	139
Liabilities settled	(912)	0	0
Changes in expected cash flows and timing	291	57	(195)
Asset retirement obligations, end of year	$2,800	$3,297	$2,975

15.    Stock-based Compensation
The 2004 Incentive Compensation and Stock Plan (the Plan) was approved on May 24, 2004. Any employee of our company or an affiliate or a person who is a member of our Board of Directors or the board of directors of an affiliate is eligible to participate in the Plan if the Compensation Committee of the Board of Directors (the Administrator), in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of our company or its affiliates (each, a participant). Under the terms of the Plan, we may grant participants stock awards, incentive awards, or options (which may be either incentive stock options or nonqualified stock options), or stock appreciation rights (SARs), which may be granted with a related option. Stock options entitle the participant to purchase a specified number of shares of our common stock at a price that is fixed by the Administrator at the time the option is granted; provided, however, that the price cannot be less than the shares’ fair market value on the date of grant. The maximum period in which an option may be exercised is fixed by the Administrator at the time the option is granted but, in the case of an incentive stock option, cannot exceed ten years.
The maximum aggregate number of shares of our common stock that may be issued under the Plan is 1,500,000. During 2012, 13,178 shares of our common stock were issued under the Plan resulting in 1,438,157 shares being available for grant at December 31, 2012. No participant may be granted or awarded, in any calendar year, shares, options, or SARs covering more than 200,000 shares of our common stock in the aggregate. For purposes of this limitation and the individual limitation on the grant of options, an option and corresponding SAR are treated as a single award.
Of the 13,178 shares of common stock issued during 2012 under the Plan, 828 shares were to six of our non-employee directors with an aggregate fair value of $186 thousand at the issue date of July 2, 2012. The fair value of the shares was based on the closing price of our common stock on the day prior to the date of issue. We recognized expense of $186 thousand related to the issuance of this common stock.
The remaining 12,350 shares issued during 2012 under the Plan related to a restricted stock award granted on September 4, 2012. Of the shares issued under this award, 11,940 are subject to a three-year vesting period. The remaining 410 shares issued under this award vested immediately; however the stock may not be sold or otherwise transferred until September 4, 2013. The total fair value of restricted stock which was vested in 2012 was $100 thousand.
The fair value was calculated based on the closing price of our common stock on the date of grant. As award recipients are entitled to receive dividends during the vesting period, we made no adjustment to the fair value of the award for dividends. We also assumed a forfeiture rate of zero based on historical and expected future employee turnover.

Notes to Consolidated Financial Statements

A summary of activity during 2012 related to NewMarket’s restricted stock award is presented below in whole shares:

	Number of Shares	Weighted Average Grant-Date Fair Value
Nonvested restricted stock awards at January 1, 2012	0	$0.00
Granted in 2012	12,350	246.93
Vested in 2012	410	246.93
Forfeited in 2012	0	0.00
Nonvested restricted stock awards at December 31, 2012	11,940	246.93
We have neither granted nor modified any stock option awards in 2012, 2011, or 2010, and there were no stock options outstanding during 2012. The total intrinsic value of options exercised was $3 million for 2011 and $2 million for 2010.
We recognized compensation expense of $400 thousand in 2012, $2.9 million in 2011, and $2.8 million in 2010 related to restricted stock awards. At December 31, 2012, total unrecognized compensation expense related to nonvested restricted stock awards was $2.6 million, which is expected to be recognized over a period of 2.7 years.
We recognized a tax benefit related to the compensation expense from restricted stock awards of $100 thousand in 2012 and $900 thousand in both 2011 and 2010.

16.    Derivatives and Hedging Activities
We are exposed to certain risks arising from both our business operations and economic conditions. We primarily manage our exposures to a wide variety of business and operational risks through management of our core business activities.
We manage certain economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of our debt funding, as well as through the use of derivative financial instruments. Specifically, we have entered into interest rate swaps to manage our exposure to interest rate movements.
Our foreign operations expose us to fluctuations of foreign exchange rates. These fluctuations may impact the value of our cash receipts and payments as compared to our reporting currency, the U.S. Dollar. To manage this exposure, we sometimes enter into foreign currency forward contracts to minimize currency exposure due to cash flows from foreign operations.
Cash Flow Hedge of Interest Rate Risk
In January 2010, we entered into an interest rate swap to manage our exposure to interest rate movements on the mortgage loan and to reduce variability in interest expense. This mortgage loan interest rate swap terminated with the payoff of the mortgage loan on May 1, 2012. Further information on the mortgage loan is in Note 12. We also had an interest rate swap to manage our exposure to interest rate movements on the Foundry Park I construction loan and to add stability to capitalized interest expense. The Foundry Park I construction loan interest rate swap matured on January 1, 2010. Both interest rate swaps were designated and qualified as cash flow hedges. As such, the effective portion of changes in the fair value of the swaps was recorded in accumulated other comprehensive loss and is subsequently being reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Any ineffective portion of changes in the fair value of the swap was recognized immediately in earnings.
The accumulated unrealized loss, net of tax, related to the fair value of the mortgage loan interest rate swap is recorded in accumulated other comprehensive loss in shareholders’ equity on the Consolidated Balance Sheets and amounted to approximately $1.7 million at December 31, 2012 and $2.2 million at December 31, 2011. The amount remaining in accumulated other comprehensive loss related to the mortgage loan interest rate swap is being recognized in the Consolidated Statements of Income over the original term of the mortgage loan agreement through January 29, 2015. Also recorded as a component of accumulated other comprehensive loss in shareholders’ equity on the Consolidated

Notes to Consolidated Financial Statements

Balance Sheets is the accumulated loss related to the construction loan interest rate swap of approximately $2.5 million, net of tax, at December 31, 2012 and $2.6 million, net of tax, at December 31, 2011. The amount remaining in accumulated other comprehensive loss related to the construction loan interest rate swap is being recognized in the Consolidated Statements of Income over the depreciable life of the office building. Approximately $800 thousand, net of tax, currently recognized in accumulated other comprehensive loss related to both the construction loan interest rate swap and the mortgage loan interest rate swap is expected to be reclassified into earnings over the next twelve months.
Non-designated Hedges
On June 25, 2009, we entered into an interest rate swap with Goldman Sachs in the notional amount of $97 million and with a maturity date of January 19, 2022 (Goldman Sachs interest rate swap). NewMarket entered into the Goldman Sachs interest rate swap in connection with the termination of a loan application and related rate lock agreement between Foundry Park I and Principal Commercial Funding II, LLC (Principal). When the rate lock agreement was originally executed in 2007, Principal simultaneously entered into an interest rate swap with a third party to hedge Principal’s exposure to fluctuation in the ten-year United States Treasury Bond rate. Upon the termination of the rate lock agreement on June 25, 2009, Goldman Sachs both assumed Principal’s position with the third party and entered into an offsetting interest rate swap with NewMarket. Under the terms of this interest rate swap, NewMarket is making fixed rate payments at 5.3075% and Goldman Sachs makes variable rate payments based on three-month LIBOR. We have collateralized this exposure through cash deposits posted with Goldman Sachs amounting to $38 million at December 31, 2012 and $36 million at December 31, 2011.
We elected not to use hedge accounting for the Goldman Sachs interest rate swap and therefore, immediately recognize any change in the fair value of this derivative financial instrument directly in earnings.
*****
The table below presents the fair value of our derivative financial instruments, as well as their classification on the Consolidated Balance Sheets as of December 31, 2012 and December 31, 2011.

	Asset Derivatives				Liability Derivatives
	December 31, 2012		December 31, 2011		December 31, 2012		December 31, 2011
(in thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives Designated as Hedging Instruments
Mortgage loan interest rate swap		$0		$0		$0	Accrued expenses and Other noncurrent liabilities	$3,692
Derivatives Not Designated as Hedging Instruments
Goldman Sachs interest rate swap		$0		$0	Accrued expenses and Other noncurrent liabilities	$32,761	Accrued expenses and Other noncurrent liabilities	$32,098

The total fair value reflected in the table above includes amounts recorded in accrued expenses of approximately $130 thousand at December 31, 2011 for the mortgage loan interest rate swap and approximately $2 million at December 31, 2012 and $2 million at December 31, 2011 for the Goldman Sachs interest rate swap.

Notes to Consolidated Financial Statements

The tables below present the effect of our derivative financial instruments on the Consolidated Statements of Income.
Effect of Derivative Instruments on the Consolidated Statements of Income
Designated Cash Flow Hedges
(in thousands)

Derivatives in Cash Flow Hedging Relationship	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)			Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	Years Ended December 31,				Years Ended December 31,				Years Ended December 31,
	2012	2011	2010		2012	2011	2010		2012	2011	2010
Mortgage loan interest rate swap	$(540)	$(2,627)	$(4,012)	Interest and financing expenses	$(1,376)	$(1,584)	$(1,493)		$0	$0	$0
Construction loan interest rate swap	$0	$0	$0	Cost of rental	$(86)	$(85)	$(85)		$0	$0	$0
Effect of Derivative Instruments on the Consolidated Statements of Income
Not Designated Derivatives
(in thousands)

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Recognized in Income on Derivatives
		Years Ended December 31,
		2012	2011	2010
Goldman Sachs interest rate swap	Other expense, net	$(5,346)	$(17,516)	$(10,324)
Credit-risk Related Contingent Features
The agreement we have with our current derivative counterparty contains a provision where we could be declared in default on our derivative obligation if repayment of indebtedness is accelerated by our lender(s) due to our default on the indebtedness.
As of December 31, 2012, the fair value of the derivative in a net liability position related to this agreement, which includes accrued interest but excludes any adjustment for nonperformance risk, was $33 million. We have minimum collateral posting thresholds with the counterparty and have posted cash collateral of $38 million as of December 31, 2012. If required, we could have settled our obligations under the agreement at the termination value of $33 million at December 31, 2012.

Notes to Consolidated Financial Statements

17.    Fair Value Measurements
The following table provides information on assets and liabilities measured at fair value on a recurring basis. No events occurred during the twelve months ended December 31, 2012 requiring adjustment to the recognized balances of assets or liabilities which are recorded at fair value on a nonrecurring basis.

	Carrying Amount in Consolidated Balance Sheets	Fair Value	Fair Value Measurements Using
			Level 1	Level 2	Level 3
(in thousands)	December 31, 2012
Cash and cash equivalents	$89,129	$89,129	$89,129	$0	$0
Cash deposit for collateralized interest rate swap	37,694	37,694	37,694	0	0
Interest rate swap liability	32,761	32,761	0	32,761	0
	December 31, 2011
Cash and cash equivalents	$50,370	$50,370	$50,370	$0	$0
Cash deposit for collateralized interest rate swap	36,041	36,041	36,041	0	0
Marketable securities	5,208	5,208	0	5,208	0
Interest rate swaps liability	35,790	35,790	0	35,790	0
We determine the fair value of the derivative instruments shown in the table above by using widely-accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each instrument. The analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs.
The fair value of the interest rate swaps is determined using the market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments. The variable cash payments are based on an expectation of future interest rates derived from observable market interest rate curves. In determining the fair value measurements, we incorporate credit valuation adjustments to appropriately reflect both our nonperformance risk and the counterparties’ nonperformance risk.
Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustment associated with the derivatives utilizes Level 3 inputs. These Level 3 inputs include estimates of current credit spreads to evaluate the likelihood of default by both us and the counterparties to the derivatives. As of December 31, 2012 and December 31, 2011, we have assessed the significance of the impact of the credit valuation adjustment on the overall valuation of our derivatives and have determined that the credit valuation adjustment is not significant to the overall valuation of the derivatives. Accordingly, we have determined that our derivative valuations should be classified in Level 2 of the fair value hierarchy.
We have made an accounting policy election to measure credit risk of any derivative financial instruments subject to master netting agreements on a net basis by counterparty portfolio.
The marketable securities in the table above represent the 195,313 shares of unregistered Innospec Inc. common stock that we owned at December 31, 2011. See Note 24 for further information. The fair value of the common stock was determined using the closing market price of Innospec Inc. common stock at December 31, 2011, discounted for transfer restrictions on the shares. While the Innospec Inc. common stock is traded on a national exchange and the market price is a Level 1 input in the fair value hierarchy, the discount factor utilizes Level 3 inputs. We have assessed the significance of the impact of the discount factor adjustment on the overall valuation of the marketable securities and have determined that it is not significant to the overall valuation of the marketable securities. Accordingly, we have determined that our

Notes to Consolidated Financial Statements

marketable securities valuation should be classified in Level 2 of the fair value hierarchy as the valuation relies on quoted prices for similar assets in an active market.
Long-term debt - We record the value of our long-term debt at historical cost. The estimated fair value of our long-term debt is shown in the table below and is based primarily on estimated current rates available to us for debt of the same remaining duration and adjusted for nonperformance risk and credit risk. The estimated fair value is determined by the market standard practice of modeling the contractual cash flows required under the debt instrument and discounting the cash flows back to present value at the appropriate credit-risk adjusted market interest rates. For floating rate debt obligations, we use forward rates, derived from observable market yield curves, to project the expected cash flows we will be required to make under the debt instrument. We then discount those cash flows back to present value at the appropriate credit-risk adjusted market interest rates. The fair value is categorized as Level 2.

	December 31, 2012		December 31, 2011
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt, including current maturities	$428,789	$436,777	$243,567	$252,557

18.	Contractual Commitments and Contingencies
Contractual Commitments—NewMarket has operating lease agreements primarily for office space, transportation equipment, and storage facilities. Rental expense was $25 million in 2012, $24 million in 2011, and $22 million in 2010.
Future lease payments for all noncancelable operating leases as of December 31, 2012 are (in millions):

2013	$11
2014	8
2015	5
2016	3
2017	1
After 2017	1
We have contractual obligations for the construction of assets, as well as purchases of property and equipment of approximately $17 million at December 31, 2012.
Raw Material Purchase Obligations—We have raw material purchase obligations over the next five years amounting to approximately $305 million at December 31, 2012 for agreements to purchase goods or services that are enforceable, legally binding, and specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Raw material purchase obligations exclude agreements that are cancelable without penalty. Purchase orders made in the ordinary course of business are excluded from this amount. Any amounts for which we are liable under purchase orders are reflected in our Consolidated Balance Sheets as accounts payable and accrued expenses.
Litigation—We are involved in legal proceedings that are incidental to our business and include administrative or judicial actions seeking remediation under environmental laws, such as Superfund. Some of these legal proceedings relate to environmental matters and involve governmental authorities. For further information see “Environmental” below and Item 3.
While it is not possible to predict or determine with certainty the outcome of any legal proceeding, we believe the outcome of any of these proceedings, or all of them combined, will not result in a material adverse effect on our consolidated results of operation, financial condition, or cash flows.
As we previously disclosed, the United States Department of Justice has advised us that it is conducting a review of certain of our foreign business activities in relation to compliance with relevant U.S. economic sanctions programs and

Notes to Consolidated Financial Statements

anti-corruption laws, as well as certain historical conduct in the domestic U.S. market, and has requested certain information in connection with such review. We are cooperating with the investigation. In connection with such cooperation, we have voluntarily agreed to provide certain information and are conducting an internal review for that purpose.
Asbestos
We are a defendant in personal injury lawsuits involving exposure to asbestos. These cases involve exposure to asbestos in premises owned or operated, or formerly owned or operated, by subsidiaries of NewMarket. We have never manufactured, sold, or distributed products that contain asbestos. Nearly all of these cases are pending in Texas, Louisiana, or Illinois and involve multiple defendants. We maintain an accrual for these proceedings, as well as a receivable for expected insurance recoveries.
The accrual for our premises asbestos liability related to currently asserted claims is based on the following assumptions and factors:

•	We are often one of many defendants. This factor influences both the number of claims settled against us and also the indemnity cost associated with such resolutions.

•
The estimated percent of claimants in each case that will actually, after discovery, make a claim against us, out of the total number of claimants in a case, is based on a level consistent with past experience and current trends.

•
We utilize average comparable plaintiff cost history as the basis for estimating pending premises asbestos related claims. These claims are filed by both former contractors’ employees and former employees who worked at past and present company locations. We also include an estimated inflation factor in the calculation.

•	No estimate is made for unasserted claims.

•	The estimated recoveries from insurance and Albemarle Corporation for these cases are based on, and are consistent with, the 2005 settlement agreements with Travelers Indemnity Company.
Based on the above assumptions, we have provided an undiscounted liability related to premises asbestos claims of $11 million at both December 31, 2012 and December 31, 2011. The liabilities related to asbestos claims are included in accrued expenses (current portion) and other noncurrent liabilities on the Consolidated Balance Sheets. Certain of these costs are recoverable through our insurance coverage and agreement with Albemarle Corporation. The receivable for these recoveries related to premises asbestos liabilities was $8 million at December 31, 2012 and $7 million at December 31, 2011. These receivables are included in trade and other accounts receivable, net on the Consolidated Balance Sheets for the current portion. The noncurrent portion is included in other assets and deferred charges.
Environmental—In 2000, the EPA named us as a PRP under Superfund law for the clean-up of soil and groundwater contamination at the five grouped disposal sites known as "Sauget Area 2 Sites" in Sauget, Illinois. Without admitting any fact, responsibility, fault, or liability in connection with this site, we are participating with other PRPs in site investigations and feasibility studies. The Sauget Area 2 Sites PRPs received notice of approval from the EPA of the Remedial Investigation report on February 27, 2009 and notice of approval of their October 2009 Human Health Risk Assessment on December 17, 2009. The PRPs expect to submit their revised Feasibility Study (FS) to the EPA in 2013. We have accrued our estimated proportional share of the expenses for the FS, as well as our best estimate of our proportional share of the remediation liability proposed in our ongoing discussions and submissions with the agencies involved. We do not believe there is any additional information available as a basis for revision of the liability that we have established at December 31, 2012. The amount accrued for this site is not material.

Notes to Consolidated Financial Statements

The accruals for environmental remediation, dismantling, and decontamination at our most significant environmental remediation sites are shown below. At the former TEL plant site shown in the table below, we have completed significant environmental remediation, although we will be monitoring and treating the site for an extended period. The accruals below have been discounted to present value, and include an inflation factor in the estimate. The remaining environmental liabilities not shown separately below are not discounted.

	December 31, 2012			December 31, 2011
(in millions)	Former TEL Plant Site, Louisiana	Houston, Texas Plant Site	Superfund Site, Louisiana	Former TEL Plant Site, Louisiana	Houston, Texas Plant Site	Superfund Site, Louisiana
Accrual, discounted	$5.6	$6.1	$3.2	$6.1	$7.4	$3.1
Accrual, undiscounted	6.9	9.3	4.4	7.7	10.2	4.0
Discount rate for accrual	3%	3%	3%	3%	3%	3%
Expected future payments:
2013	$0.8	$0.8	$0.0
2014	0.8	0.2	0.0
2015	0.6	0.2	0.2
2016	0.5	0.1	0.3
2017	0.5	0.2	0.3
Thereafter	3.7	7.8	3.6

Of the total accrual at the Houston, Texas plant site, $5.8 million at December 31, 2012 and $7.0 million at December 31, 2011 relates to remediation. Of the total remediation, $5.6 million at December 31, 2012 and $6.5 million at December 31, 2011 relates to remediation of groundwater and soil.
We accrue for environmental remediation and monitoring activities for which costs can be reasonably estimated and are probable. These estimates are based on an assessment of the site, available clean-up methods, and prior experience in handling remediation. While we believe we are currently fully accrued for known environmental issues, it is possible that unexpected future costs could have a significant impact on our financial position, results of operation, and cash flows.
Our total accruals for environmental remediation were approximately $19.7 million at December 31, 2012 and $21.7 million at December 31, 2011. In addition to the accruals for environmental remediation, we also had accruals for dismantling and decommissioning costs of $500 thousand at December 31, 2012 and $600 thousand at December 31, 2011.
We spent $18 million in 2012, $19 million in 2011, and $18 million in 2010 for ongoing environmental operating and clean-up costs, excluding depreciation of previously capitalized expenditures. On capital expenditures for pollution prevention and safety projects, we spent $10 million in 2012, $9 million in 2011, and $7 million in 2010.
Guarantees and letters of credit - We have agreements with several financial institutions who provide guarantees for certain business activities of our subsidiaries, including performance, insurance, credit, lease, and customs and excise guarantees. The parent company provides guarantees of the subsidiaries' performance under these agreements and also provides a guarantee for repayment of lines of credit for subsidiaries in China and India. Guarantees outstanding under all of these agreements at December 31, 2012 are $13 million. At December 31, 2012, $3 million of these guarantees are secured by letters of credit, all of which were issued under the $100 million letter of credit sub-facility of our revolving credit facility. See Note 12 for further information. The letters of credit relate to insurance and performance guarantees. The maximum potential amount of future payments under all other guarantees not secured by letters of credit at December 31, 2012 is $18 million. We have no liability accrued for these guarantees, however there is $4 million drawn on lines of credit in China and India, which is recorded in Long-term debt, current portion on the Consolidated Balance Sheets. See Note 12 for further information. We accrue for potential liabilities when a future payment is probable and the range of loss can be reasonably estimated.

Notes to Consolidated Financial Statements

Expiration dates of the letters of credit and certain guarantees range from 2013 to 2021. Some of the guarantees have no expiration date. We renew letters of credit as necessary.
At December 31, 2012, we also had a cash deposit of $38 million related to the Goldman Sachs interest rate swap. The cash deposit is recorded in “Other assets and deferred charges” on the Consolidated Balance Sheets. See Note 16 for further information.

19.	Pension Plans and Other Postretirement Benefits
NewMarket uses a December 31 measurement date for all of our plans.
U.S. Retirement Plans
NewMarket sponsors four pension plans for all full-time U.S. employees that offer a benefit based primarily on years of service and compensation. Employees do not contribute to these pension plans. The plans are as follows:

•	Salaried employees' pension plan

•	Afton pension plan for union employees (the Sauget plan)

•	Ethyl retirement income plan for union employees in Houston, Texas (the Houston plan)

•	Afton Chemical Additives pension plan for union employees in Port Arthur, Texas (the Port Arthur plan)
In addition, we offer an unfunded, nonqualified supplemental pension plan. This plan restores the pension benefits from our regular pension plans that would have been payable to designated participants if it were not for limitations imposed by U.S. federal income tax regulations.
We also provide postretirement health care benefits and life insurance to eligible retired employees. NewMarket pays the premium for the insurance contract that holds plan assets for retiree life insurance benefits.

Notes to Consolidated Financial Statements

The components of net periodic pension and postretirement benefit costs, as well as other amounts recognized in other comprehensive income (loss), are shown below.

	Years Ended December 31,
	Pension Benefits			Postretirement Benefits
(in thousands)	2012	2011	2010	2012	2011	2010
Net periodic benefit cost
Service cost	$8,801	$7,055	$6,755	$1,885	$1,514	$1,336
Interest cost	9,583	9,079	8,559	3,052	3,158	3,277
Expected return on plan assets	(13,264)	(11,445)	(9,689)	(1,492)	(1,595)	(1,627)
Amortization of prior service cost	210	306	292	9	8	9
Amortization of actuarial net loss (gain)	5,329	3,203	3,371	(66)	(602)	(439)
Net periodic benefit cost	10,659	8,198	9,288	3,388	2,483	2,556
Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss)
Actuarial net loss (gain)	25,509	37,484	(7,530)	2,442	5,072	(1,754)
Prior service cost	0	0	1,193	0	0	0
Amortization of actuarial net (loss) gain	(5,329)	(3,203)	(3,371)	66	602	439
Amortization of prior service cost	(210)	(306)	(292)	(9)	(8)	(9)
Total recognized in other comprehensive income (loss)	19,970	33,975	(10,000)	2,499	5,666	(1,324)
Total recognized in net periodic benefit cost and other comprehensive income (loss)	$30,629	$42,173	$(712)	$5,887	$8,149	$1,232

The estimated amounts to be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2013 are shown in the table below.

(in thousands)	Pension Benefits	Postretirement Benefits
Actuarial net loss	$7,203	$0
Prior service cost	14	9

Notes to Consolidated Financial Statements

Changes in the plans’ benefit obligations and assets follow.

	Years Ended December 31,
	Pension Benefits		Postretirement Benefits
(in thousands)	2012	2011	2012	2011
Change in benefit obligation
Benefit obligation at beginning of year	$191,061	$154,579	$64,483	$58,770
Service cost	8,801	7,055	1,885	1,514
Interest cost	9,583	9,079	3,052	3,158
Actuarial net loss	31,760	26,505	2,224	4,324
Benefits paid	(6,453)	(6,157)	(3,547)	(3,283)
Benefit obligation at end of year	234,752	191,061	68,097	64,483
Change in plan assets
Fair value of plan assets at beginning of year	129,086	112,143	25,903	26,623
Actual return on plan assets	19,515	466	1,274	847
Employer contributions	22,584	22,634	1,642	1,716
Benefits paid	(6,453)	(6,157)	(3,547)	(3,283)
Fair value of plan assets at end of year	164,732	129,086	25,272	25,903
Funded status	$(70,020)	$(61,975)	$(42,825)	$(38,580)
Amounts recognized in the Consolidated Balance Sheets
Current liabilities	$(2,442)	$(2,443)	$(1,900)	$(1,800)
Noncurrent liabilities	(67,578)	(59,532)	(40,925)	(36,780)
	$(70,020)	$(61,975)	$(42,825)	$(38,580)
Amounts recognized in accumulated other comprehensive loss
Actuarial net loss (gain)	$115,211	$95,031	$(3,338)	$(5,846)
Prior service (credit) cost	(1,102)	(892)	18	27
	$114,109	$94,139	$(3,320)	$(5,819)
The accumulated benefit obligation for all domestic defined benefit pension plans was $195 million at December 31, 2012 and $159 million at December 31, 2011.
The projected benefit obligation exceeded the fair market value of plan assets for all domestic plans at December 31, 2012. The accumulated benefit obligation exceeded the fair market value of plan assets for all domestic plans, except for the Salaried plan and the Houston plan, at December 31, 2012.
The projected benefit obligation exceeded the fair market value of plan assets for all domestic plans at December 31, 2011. The accumulated benefit obligation exceeded the fair market value of plan assets for all domestic plans, except for the Port Arthur plan, at December 31, 2011.
The net liability position of plans in which the projected benefit obligation exceeds assets is included in other noncurrent liabilities on the Consolidated Balance Sheets.
A portion of the accrued benefit cost for the nonqualified plan is included in current liabilities at both December 31, 2012 and December 31, 2011. As the nonqualified plan is unfunded, the amount reflected in current liabilities represents the expected benefit payments related to the nonqualified plan during 2013.

Notes to Consolidated Financial Statements

The first table below shows information on domestic pension plans with the accumulated benefit obligation in excess of plan assets. The second table presents information on domestic pension plans with the projected benefit obligation in excess of plan assets.

	December 31,
(in thousands)	2012	2011
Plans with the accumulated benefit obligation in excess of the fair market value of plan assets
Projected benefit obligation	$67,123	$189,260
Accumulated benefit obligation	63,831	157,444
Fair market value of plan assets	31,501	127,323

	December 31,
(in thousands)	2012	2011
Plans with the projected benefit obligation in excess of the fair market value of plan assets
Projected benefit obligation	$234,752	$191,061
Fair market value of plan assets	164,732	129,086
There are no assets held in the nonqualified plan by the trustee for the retired beneficiaries of the nonqualified plan. Payments to retired beneficiaries of the nonqualified plan are made with cash from operations.
Assumptions—We used the following assumptions to calculate the results of our retirement plans:

	Pension Benefits			Postretirement Benefits
	2012	2011	2010	2012	2011	2010
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31,
Discount rate	5.000%	5.875%	5.875%	5.000%	5.875%	5.875%
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%	6.25%	6.25%	6.25%
Rate of projected compensation increase	3.50%	3.50%	4.00%
Weighted-average assumptions used to determine benefit obligations at December 31,
Discount rate	4.125%	5.000%	5.875%	4.125%	5.000%	5.875%
Rate of projected compensation increase	3.50%	3.50%	3.50%
For pension plans, we base the assumed expected long-term rate of return for plan assets on an analysis of our actual investments, including our asset allocation, as well as a stochastic analysis of expected returns. This analysis reflects the expected long-term rates of return for each significant asset class and economic indicator. As of January 1, 2013, the expected rates were 8.4% for U.S. large cap stocks, 2.1% for fixed income, and 2.2% for inflation. The range of returns relies both on forecasts and on broad-market historical benchmarks for expected return, correlation, and volatility for each asset class. Our asset allocation is predominantly weighted toward equities. Through our ongoing monitoring of our investments and review of market data, we have decreased the expected long-term rate of return for our U.S. plans from 9.0% to 8.5% at December 31, 2012. For the post-retirement plan, we based the assumed expected long-term rate of return for plan assets on an evaluation of projected interest rates, as well as the guaranteed interest rate for our insurance contract.

Notes to Consolidated Financial Statements

Assumed health care cost trend rates at December 31 are shown in the table below. The expected health care cost trend rate for 2012 was 8.0%.

	December 31,
	2012	2011
Health care cost trend rate assumed for next year	7.5%	8.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.75%
Year that the rate reaches the ultimate trend rate	2018	2017
A one-percentage point change in the assumed health care cost trend rate would have the following effects:

(in thousands)	1% Increase	1% Decrease
Effect on accumulated postretirement benefit obligation as of December 31, 2012	$9,473	$(7,415)
Effect on net periodic postretirement benefit cost in 2012	1,023	(769)
The Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act of 2010, was signed into law in March 2010. The PPACA mandates health care reforms with effective dates from 2010 to 2018, including an excise tax on high cost health care plans effective in 2018. The additional accumulated postretirement liability resulting from the PPACA is not material and has been included in the benefit obligation for our postretirement plan at December 31, 2012 and December 31, 2011. Given the complexity of the PPACA and the extended time period during which implementation is currently expected to occur, additional adjustments to the benefit obligation may be necessary.
Plan Assets—Pension plan assets are held and distributed by trusts and consist principally of common stock and investment-grade fixed income securities. We invest directly in common stocks, as well as in funds which primarily hold stock and debt securities. Our target allocation is 90% to 97% in equities and 3% to 10% in debt securities or cash.
The pension obligation is long-term in nature and the investment philosophy followed by the Pension Investment Committee is likewise long-term in its approach. The majority of the pension funds are invested in equity securities as historically, equity securities have outperformed debt securities and cash investments, resulting in a higher investment return over the long-term. While in the short-term, equity securities may underperform other investment classes, we are less concerned with short-term results and more concerned with long-term improvement. The pension funds are managed by six different investment companies who predominantly invest in U.S. and international equities. Each investment company’s performance is reviewed quarterly. A small portion of the funds is in investments, such as cash or short-term bonds, which historically has been less vulnerable to short-term market swings. These funds are used to provide the cash needed to meet our monthly obligations.
There are no significant concentrations of risk within plan assets, nor do the equity securities include any NewMarket common stock for any year presented.
The assets of the postretirement benefit plan are invested completely in an insurance contract held by Metropolitan Life. No NewMarket common stock is included in these assets.

Notes to Consolidated Financial Statements

The following table provides information on the fair value of our pension and postretirement benefit plans assets, as well as the related level within the fair value hierarchy.

	December 31, 2012				December 31, 2011
		Fair Value Measurements Using				Fair Value Measurements Using
(in thousands)	Fair Value	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3
Pension Plans
Equity securities:
U. S. companies	$114,491	$114,491	$0	$0	$89,659	$89,659	$0	$0
International companies	10,018	10,018	0	0	11,234	11,234	0	0
Real estate investment trusts	1,475	1,475	0	0	1,198	1,198	0	0
Common collective trust	15,479	0	15,479	0	11,898	0	11,898	0
Money market instruments	6,792	6,792	0	0	3,367	3,367	0	0
Mutual funds—fixed income	9,521	9,521	0	0	8,090	8,090	0	0
Cash and cash equivalents	5,743	5,743	0	0	3,198	3,198	0	0
Insurance contract	1,213	0	1,213	0	442	0	442	0
	$164,732	$148,040	$16,692	$0	$129,086	$116,746	$12,340	$0
Postretirement Plans
Insurance contract	$25,272	$0	$25,272	$0	$25,903	$0	$25,903	$0
The valuation methodologies used to develop the fair value measurements for the investments in the table above is outlined below. There have been no changes in the valuation techniques used to value the investments.

•	Equity securities, including common stock and real estate investment trusts, are valued at the closing price reported on a national exchange.

•
The common collective trust (the trust) is valued at the net asset value of units held by the Plan based on quoted market value of the underlying investments held by the fund. The trust invests primarily in a diversified portfolio of equity securities of companies located outside of the United States and Canada, as determined by a company's jurisdiction of incorporation. We may make withdrawals from the trust on the first business day of each month with at least six business days' notice. There are no restrictions on redemption as of December 31, 2012 or December 31, 2011.

•	Money market instruments are valued at cost, which approximates fair value.

•	Mutual funds are valued at the closing price reported on a national exchange.

•	Cash and cash equivalents are valued at cost.

•
The insurance contracts are unallocated funds deposited with an insurance company and are stated at an amount equal to the sum of all amounts deposited less the sum of all amounts withdrawn, adjusted for investment return.

Notes to Consolidated Financial Statements

Cash Flows—For U.S. plans, NewMarket expects to contribute $23 million to the pension plans and $2 million to our other postretirement benefit plans in 2013. The expected benefit payments for the next ten years are as follows.

(in thousands)	Expected Pension Benefit Payments	Expected Postretirement Benefit Payments
2013	$7,176	$3,955
2014	7,820	3,825
2015	8,968	3,716
2016	9,762	3,593
2017	10,620	3,499
2018 through 2022	64,453	15,807
Foreign Retirement Plans
For most employees of our foreign subsidiaries, NewMarket has defined benefit pension plans that offer benefits based primarily on years of service and compensation. These defined benefit plans provide benefits for employees of our foreign subsidiaries located in Belgium, the United Kingdom, Germany, Canada, and Mexico. NewMarket generally contributes to investment trusts and insurance policies to provide for these plans.
In addition to the foreign defined benefit pension plans, NewMarket also provides retirement benefits in Japan and Brazil which are not defined benefit plans. The total pension expense for these plans was $300 thousand for 2012, $300 thousand for 2011, and $200 thousand for 2010.
Our foreign subsidiary in Canada also sponsors a defined benefit postretirement plan. This postretirement plan provides certain health care benefits and life insurance to eligible retired employees. We pay the entire premium for these benefits.

Notes to Consolidated Financial Statements

The components of net periodic pension and postretirement benefit costs, as well as other amounts recognized in other comprehensive loss, for these foreign defined benefit retirement plans are shown below.

	Years Ended December 31,
	Pension Benefits			Postretirement Benefits
(in thousands)	2012	2011	2010	2012	2011	2010
Net periodic benefit cost
Service cost	$4,314	$4,510	$3,015	$28	$30	$25
Interest cost	5,345	5,881	5,447	111	153	146
Expected return on plan assets	(6,039)	(6,365)	(5,344)	0	0	0
Amortization of prior service (credit) cost	(144)	84	86	0	0	0
Amortization of transition (asset) obligation	0	0	(37)	53	53	52
Amortization of actuarial net loss	1,103	1,083	1,240	31	61	53
Settlement gain	(336)	0	0	0	0	0
Net periodic benefit cost	4,243	5,193	4,407	223	297	276
Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss)
Actuarial net loss (gain)	7,917	2,447	(723)	143	(374)	115
Prior service cost	2,041	0	49	0	0	0
Settlement gain	(581)	0	0	0	0	0
Amortization of transition asset (obligation)	0	0	37	(53)	(53)	(52)
Amortization of actuarial net loss	(1,103)	(1,083)	(1,240)	(31)	(61)	(53)
Amortization of prior service credit (cost)	144	(84)	(86)	0	0	0
Total recognized in other comprehensive income (loss)	8,418	1,280	(1,963)	59	(488)	10
Total recognized in net periodic benefit cost and other comprehensive income (loss)	$12,661	$6,473	$2,444	$282	$(191)	$286

The settlement gain in the tables above reflects the September 2012 completion of a partial wind-up of our Canadian salaried pension plan.

The estimated amounts to be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2013 are shown in the table below.

(in thousands)	Pension Benefits	Postretirement Benefits
Actuarial net loss	$1,430	$41
Prior service (credit) cost	(9)	0
Transition obligation	0	53

Notes to Consolidated Financial Statements

Changes in the benefit obligations and assets of the foreign defined benefit plans follow.

	Years Ended December 31,
	Pension Benefits		Postretirement Benefits
(in thousands)	2012	2011	2012	2011
Change in benefit obligation
Benefit obligation at beginning of year	$112,656	$108,304	$2,596	$3,068
Service cost	4,314	4,510	28	30
Interest cost	5,345	5,881	111	153
Plan amendments	2,014	0	0	0
Employee contributions	687	662	0	0
Actuarial net (gain) loss	11,572	(1,392)	142	(391)
Benefits paid	(5,225)	(4,095)	(203)	(213)
Settlement gain	(910)	0	0	0
Foreign currency translation	5,045	(1,214)	69	(51)
Benefit obligation at end of year	135,498	112,656	2,743	2,596
Change in plan assets
Fair value of plan assets at beginning of year	108,177	103,364	0	0
Actual return on plan assets	9,714	2,364	0	0
Employer contributions	7,957	6,699	203	213
Employee contributions	687	662	0	0
Benefits paid	(5,225)	(4,095)	(203)	(213)
Foreign currency translation	5,082	(817)	0	0
Fair value of plan assets at end of year	126,392	108,177	0	0
Funded status	$(9,106)	$(4,479)	$(2,743)	$(2,596)
Amounts recognized in the Consolidated Balance Sheets
Noncurrent assets	$12,710	$11,494	$0	$0
Current liabilities	(394)	(384)	(149)	(206)
Noncurrent liabilities	(21,422)	(15,589)	(2,594)	(2,390)
	$(9,106)	$(4,479)	$(2,743)	$(2,596)
Amounts recognized in accumulated other comprehensive loss
Actuarial net loss	$39,156	$32,923	$627	$515
Prior service credit	(61)	(2,246)	0	0
Transition obligation	10	10	232	285
	$39,105	$30,687	$859	$800
The accumulated benefit obligation for all foreign defined benefit pension plans was $118 million at December 31, 2012 and $98 million at December 31, 2011.
The fair market value of plan assets exceeded both the accumulated benefit obligation and projected benefit obligation for the United Kingdom and the Canadian Salary plans at year-end 2012. The net asset position of the United Kingdom and Canadian Salary plans are included in prepaid pension cost on the Consolidated Balance Sheets at December 31, 2012. The accumulated benefit obligation and projected benefit obligation exceeded the fair market value of plan assets for the German, Belgian, Canadian Hourly, and Mexican plans at December 31, 2012. The accrued benefit cost of these plans is included in other noncurrent liabilities on the Consolidated Balance Sheets. As the German plan is unfunded, a

Notes to Consolidated Financial Statements

portion of the accrued benefit cost for the German plan is included in current liabilities at year-end 2012 reflecting the expected benefit payments related to the plan for the following year.
The fair market value of plan assets exceeded both the accumulated benefit obligation and projected benefit obligation for the United Kingdom plan at year-end 2011. The net asset position of the United Kingdom plan is included in prepaid pension cost on the Consolidated Balance Sheets at December 31, 2011. The accumulated benefit obligation and projected benefit obligation exceeded the fair market value of plan assets for the German, Belgian, Canadian Hourly, and Canadian Salary plans at December 31, 2011. The accrued benefit cost of these plans is included in other noncurrent liabilities on the Consolidated Balance Sheets. As the German plan is unfunded, a portion of the accrued benefit cost for the German plan is included in current liabilities at year-end 2011 reflecting the expected benefit payments related to the plan for the following year.
The first table below shows information on foreign plans with the accumulated benefit obligation in excess of plan assets. The second table shows information on plans with the projected benefit obligation in excess of plan assets.

	December 31,
(in thousands)	2012	2011
Plans with the accumulated benefit obligation in excess of the fair market value of plan assets
Projected benefit obligation	$35,983	$38,758
Accumulated benefit obligation	25,322	30,902
Fair market value of plan assets	14,167	22,785

	December 31,
(in thousands)	2012	2011
Plans with the projected benefit obligation in excess of the fair market value of plan assets
Projected benefit obligation	$35,983	$38,758
Fair market value of plan assets	14,167	22,785
Assumptions—The information in the table below provides the weighted-average assumptions used to calculate the results of our foreign defined benefit plans.

	Pension Benefits			Postretirement Benefits
	2012	2011	2010	2012	2011	2010
Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31,
Discount rate	4.65%	5.16%	5.52%	4.25%	5.00%	5.25%
Expected long-term rate of return on plan assets	5.46%	5.92%	5.92%
Rate of projected compensation increase	4.24%	4.63%	4.22%
Weighted-average assumptions used to determine benefit obligations at December 31,
Discount rate	4.03%	4.65%	5.16%	4.00%	4.25%	5.00%
Rate of projected compensation increase	4.26%	4.24%	4.63%
The actuarial assumptions used by the various foreign locations are based upon the circumstances of each particular country and pension plan. The factors impacting the determination of the long-term rate of return for a particular foreign

Notes to Consolidated Financial Statements

pension plan include the market conditions within a particular country, as well as the investment strategy and asset allocation of the specific plan.
Assumed health care cost trend rates at December 31 are shown in the table below.

	December 31,
	2012	2011
Health care cost trend rate assumed for next year	5.0%	5.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2012	2012
A one-percentage point change in the assumed health care cost trend rate would have the following effects:

(in thousands)	1% Increase	1% Decrease
Effect on accumulated postretirement benefit obligation as of December 31, 2012	$237	$(185)
Effect on net periodic postretirement benefit cost in 2012	16	(12)
Plan Assets—Pension plan assets vary by foreign location and plan. Assets are held and distributed by trusts and, depending upon the foreign location and plan, consist primarily of equity securities, corporate and government debt securities, cash, and insurance contracts. The combined average target allocation of our foreign pension plans is 53% in equities, 34% in debt securities, 9% in insurance contracts, and 4% in a pooled investment property fund.
While the pension obligation is long-term in nature for each of our foreign plans, the investment strategies followed by each plan vary to some degree based upon the laws of a particular country, as well as the provisions of the specific pension trust. The United Kingdom and Canadian plans are invested predominantly in equity securities and debt securities. The funds of these plans are managed by various trustees and investment companies whose performance is reviewed throughout the year. The Belgian plan is invested in an insurance contract. The Mexican plan is invested in various mutual funds. The German plan has no assets.
There are no significant concentrations of risk within plan assets, nor do the equity securities include any NewMarket common stock for any year presented. The benefits of the Canadian postretirement benefit plan are paid through an insurance contract.

Notes to Consolidated Financial Statements

The following table provides information on the fair value of our foreign pension plans assets, as well as the related level within the fair value hierarchy.

	December 31, 2012				December 31, 2011
		Fair Value Measurements Using				Fair Value Measurements Using
(in thousands)	Fair Value	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3
Pension Plans
Equity securities:
U.S. companies	$6,927	$6,927	$0	$0	$5,833	$5,833	$0	$0
International companies	48,244	48,244	0	0	38,159	38,159	0	0
Debt securities—corporate	37,266	37,266	0	0	16,715	16,715	0	0
Debt securities—government	4,338	4,338	0	0	20,222	20,222	0	0
Mutual funds	52	52	0	0	0	0	0	0
Cash and cash equivalents	559	559	0	0	297	297	0	0
Pooled investment funds:
Equity securities—U.S. companies	888	0	888	0	825	0	825	0
Equity securities—international companies	10,908	0	10,908	0	8,735	0	8,735	0
Debt securities—corporate	693	0	693	0	690	0	690	0
Debt securities—government	901	0	901	0	779	0	779	0
Money market instruments	0	0	0	0	1,635	0	1,635	0
Cash and cash equivalents	482	0	482	0	333	0	333	0
Property	4,409	0	4,409	0	4,166	0	4,166	0
Insurance contract	10,725	0	10,725	0	9,788	0	9,788	0
	$126,392	$97,386	$29,006	$0	$108,177	$81,226	$26,951	$0
The valuation methodologies used to develop the fair value measurements for the investments in the table above are outlined below. There have been no changes in the valuation techniques used to value the investments.

•	Equity securities are valued at the closing price reported on a national exchange.

•	Corporate and government debt securities are composed of bond funds that are priced daily.

•	Mutual funds are valued at the closing price reported on a national exchange.

•	Cash and cash equivalents are valued at cost.

•
The pooled investment funds are priced daily. The underlying assets that are invested in equity securities, as well as corporate and government debt securities, are listed on a recognized exchange. The underlying assets that are invested in property are valued monthly by an independent property management firm.

•
The insurance contracts are funds deposited with an insurance company and are stated at an amount equal to the sum of all amounts deposited less the sum of all amounts withdrawn, adjusted for investment return.

Notes to Consolidated Financial Statements

Cash Flows—For foreign pension plans, NewMarket expects to contribute $7 million to the plans in 2013. We expect to contribute approximately $150 thousand to the Canadian postretirement benefit plan. The expected benefit payments for the next ten years are as follows:

(in thousands)	Expected Pension Benefit Payments	Expected Postretirement Benefit Payments
2013	$4,540	$149
2014	3,513	154
2015	4,543	158
2016	3,711	161
2017	5,594	162
2018 through 2022	21,535	806

20.	Other Expense, Net
Other expense, net was $3 million in 2012, $18 million in 2011, and $10 million in 2010, primarily representing a loss on the Goldman Sachs interest rate swap derivative instrument recorded at fair value. See Note 16 for additional information on the interest rate swap. In 2012, this loss was partially offset by a gain related to the sale of common stock that was received in 2011 as part of a legal settlement with Innospec, which is discussed further in Note 24.

21.	Gains and Losses on Foreign Currency
Transactions conducted in a foreign currency resulted in a net loss of $5 million in 2012 and $2 million in both 2011 and 2010. These amounts are reported in cost of sales.

Notes to Consolidated Financial Statements

22.	Income Tax Expense
Our income before income taxes, as well as the provision for income taxes, follows:

	Years Ended December 31,
(in thousands)	2012	2011	2010
Income before income tax expense
Domestic	$230,995	$198,153	$149,640
Foreign	110,396	105,564	110,356
	$341,391	$303,717	$259,996
Income tax expense
Current income taxes
Federal	$69,170	$55,909	$45,658
State	8,304	9,996	4,470
Foreign	26,300	28,530	30,810
	103,774	94,435	80,938
Deferred income taxes
Federal	(2,087)	1,380	1,319
State	(199)	230	62
Foreign	310	765	552
	(1,976)	2,375	1,933
Total income tax expense	$101,798	$96,810	$82,871

The reconciliation of the U.S. federal statutory rate to the effective income tax rate follows:

	% of Income Before Income Tax Expense
	2012	2011	2010
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal tax	1.5	1.9	1.4
Foreign operations	(2.3)	(2.0)	(1.8)
Employee savings plan	(1.9)	(0.2)	(0.2)
Research tax credit	0.0	(0.7)	(0.7)
Domestic manufacturing tax benefit	(2.1)	(2.4)	(1.4)
Other items and adjustments	(0.4)	0.3	(0.4)
Effective income tax rate	29.8%	31.9%	31.9%
The table above does not include the research tax credit for 2012, as the credit was not signed into law until January 2013. Certain foreign operations have a U.S. tax impact due to our election to include their earnings in our federal income tax return.

Notes to Consolidated Financial Statements

Our deferred income tax assets and liabilities follow.

	December 31,
(in thousands)	2012	2011
Deferred income tax assets
Future employee benefits	$56,643	$45,502
Environmental and future shutdown reserves	6,981	7,751
Loss on derivatives	14,305	15,466
Trademark expenses	5,152	4,911
Foreign currency translation adjustments	4,383	4,713
Litigation accruals	1,214	1,289
Financed intangible asset	1,606	1,779
Other	4,769	3,465
	95,053	84,876
Deferred income tax liabilities
Depreciation and amortization	25,623	25,664
Intangibles	3,029	5,067
Inventory valuation and related reserves	2,153	2,851
Undistributed earnings of foreign subsidiaries	3,851	4,995
Other	3,560	3,233
	38,216	41,810
Net deferred income tax assets	$56,837	$43,066
Reconciliation to financial statements
Deferred income tax assets—current	$8,452	$7,261
Deferred income tax assets—noncurrent	48,385	35,805
Net deferred income tax assets	$56,837	$43,066
Our deferred taxes are in a net asset position at December 31, 2012. Based on current forecast operating plans and historical profitability, we believe that we will recover nearly the full benefit of our deferred tax assets and have, therefore, recorded an immaterial valuation allowance at a foreign subsidiary.

Notes to Consolidated Financial Statements

A reconciliation of the beginning and ending balances of the unrecognized tax benefits from uncertain positions is as follows (in thousands):

Balance at January 1, 2010	$917
Additions for tax positions of prior years	333
Decreases for tax positions of prior years	(517)
Balance at December 31, 2010	733
Additions for tax positions of prior years	200
Decreases for tax positions of prior years	(333)
Balance at December 31, 2011	600
Additions for tax positions of prior years	2,023
Decreases for tax positions of prior years	(200)
Balance at December 31, 2012	$2,423
At December 31, 2012, $1.2 million of this amount if recognized, would affect our effective tax rate.
Accrued interest associated with uncertain tax positions was $117 thousand at December 31, 2012, $45 thousand at December 31, 2011, and $50 thousand at December 31, 2010. No material amounts of interest were recorded in 2012, 2011, or 2010. We recognize accrued interest and penalties associated with uncertain tax positions as part of income tax expense on our Consolidated Statements of Income.
We expect the amount of unrecognized tax benefits to change in the next twelve months; however, we do not expect the change to have a material impact on our financial statements.
Our U.S. subsidiaries file a U.S. federal consolidated income tax return. We are no longer subject to U.S. federal income tax examinations for years before 2009. Foreign and U.S. state jurisdictions have statutes of limitations generally ranging from three to five years. Years still open to examination by foreign tax authorities in major jurisdictions include: the United Kingdom (2010 and forward); Singapore (2005 and forward); Japan (2008 and forward); Belgium (2009 and forward); Canada (2005 and forward); and Brazil (2009 and forward). We are currently under examination in various U.S. state and foreign jurisdictions.

23.	Other Comprehensive Income (Loss) and Accumulated Other Comprehensive Loss
The balances of, and changes in, the components of accumulated other comprehensive loss, net of tax, consist of the following:

(in thousands)	Pension Plans and Other Postretirement Benefits	Derivative Instruments	Foreign Currency Translation Adjustments	Marketable Securities	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2009	$(60,055)	$(2,664)	$(12,065)	$0	$(74,784)
Other comprehensive (loss) income	8,493	(1,487)	(6,042)	0	964
Balance at December 31, 2010	(51,562)	(4,151)	(18,107)	0	(73,820)
Other comprehensive (loss) income	(24,854)	(585)	163	364	(24,912)
Balance at December 31, 2011	(76,416)	(4,736)	(17,944)	364	(98,732)
Other comprehensive (loss) income	(19,723)	563	7,567	(364)	(11,957)
Balance at December 31, 2012	$(96,139)	$(4,173)	$(10,377)	$0	$(110,689)

Notes to Consolidated Financial Statements

24.	Segment and Geographic Area Information
Segment Information—The tables below show our consolidated segment results. The “All other” category includes the operations of the TEL business, as well as certain contract manufacturing performed by Ethyl.
The accounting policies of the segments are the same as those described in Note 1. We evaluate the performance of the petroleum additives business based on segment operating profit. NewMarket Services departments and other expenses are billed to Afton and Ethyl based on the services provided under the holding company structure. Depreciation on segment property, plant, and equipment, as well as amortization of segment intangible assets is included in segment operating profit. No transfers occurred between the petroleum additives segment, the real estate development segment, or the “All other” category during the periods presented. The table below reports revenue and operating profit by segment, as well as a reconciliation to income before income tax expense for the last three years.

	Years Ended December 31,
(in thousands)	2012	2011	2010
Consolidated revenue
Petroleum additives
Lubricant additives	$1,750,107	$1,684,561	$1,412,049
Fuel additives	450,673	441,883	362,323
Total	2,200,780	2,126,444	1,774,372
Real estate development	11,431	11,431	11,316
All other	11,098	11,683	11,704
Consolidated revenue (a)	$2,223,309	$2,149,558	$1,797,392
Segment operating profit
Petroleum additives:
Petroleum additives before gain on legal settlement, net	$371,964	$309,626	$299,053
Gain on legal settlement, net (b)	0	38,656	0
Total petroleum additives	371,964	348,282	299,053
Real estate development	7,043	7,042	7,000
All other	6,272	2,861	2,403
Segment operating profit	385,279	358,185	308,456
Corporate, general, and administrative expenses	(20,192)	(16,709)	(20,330)
Interest and financing expenses, net	(10,815)	(18,820)	(17,261)
Loss on interest rate swap agreement (c)	(5,346)	(17,516)	(10,324)
Loss on early extinguishment of debt (d)	(9,932)	0	0
Other income (expense), net	2,397	(1,423)	(545)
Income before income tax expense	$341,391	$303,717	$259,996

(a)
Net sales to one customer of our petroleum additives segment exceeded 10% of consolidated revenue in 2012, 2011, and 2010. Sales to Shell amounted to $252 million (11% of consolidated revenue) in 2012, $246 million (11% of consolidated revenue) in 2011, and $217 million (12% of consolidated revenue) in 2010. These sales represent a wide range of products sold to this customer in multiple regions of the world.

(b)
For 2011, the petroleum additives segment includes a net gain of $38.7 million related to a legal settlement. On September 13, 2011, we signed a settlement agreement with Innospec Inc. and its subsidiaries, Alcor Chemie Vertriebs GmbH and Innospec Ltd. (collectively, Innospec) which provided for mutual releases of the parties and

Notes to Consolidated Financial Statements

dismissal of the actions with prejudice. Under the settlement agreement, Innospec will pay NewMarket an aggregate amount of approximately $45 million in a combination of cash, a promissory note, and stock, of which $25 million was paid in cash on September 20, 2011 and $5 million was paid in the form of 195,313 shares of unregistered Innospec Inc. common stock. Fifteen million dollars is payable in three equal annual installments of $5 million under the promissory note, which bears simple interest at 1% per year. The first installment was paid in September 2012. The gain is net of expenses related to the settlement of the lawsuit.

(c)
The loss on interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

(d)
In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. In April 2012, we used a portion of this new credit facility to fund the early redemption of all of our outstanding 7.125% senior notes due 2016, representing an aggregate principal amount of $150 million. In May 2012, we used a portion of the new credit facility to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan agreement (mortgage loan). As a result, we recognized a loss on early extinguishment of debt of $9.9 million during the year ended December 31, 2012 from accelerated amortization of financing fees associated with the prior revolving credit facility, the 7.125% senior notes, and the mortgage loan, as well as costs associated with redeeming the 7.125% senior notes prior to maturity.

Notes to Consolidated Financial Statements

The following table shows asset information by segment and the reconciliation to consolidated assets. Segment assets consist of accounts receivable, inventory, and long-lived assets. Long-lived assets in the table below include property, plant, and equipment, net of depreciation, as well as intangible assets and certain other assets, both net of amortization.

(in thousands)	2012	2011	2010
Segment assets
Petroleum additives	$873,277	$854,134	$768,814
Real estate development	104,727	109,162	112,385
All other	14,018	14,125	17,246
	992,022	977,421	898,445
Cash and cash equivalents	89,129	50,370	49,192
Short-term investments	0	0	300
Other accounts receivable	12,178	173	5,906
Deferred income taxes	56,837	43,066	28,850
Prepaid expenses	18,173	36,943	15,358
Non-segment property, plant, and equipment, net	25,250	24,791	23,315
Prepaid pension cost	12,710	11,494	8,597
Other assets and deferred charges	51,211	47,404	32,778
Total assets	$1,257,510	$1,191,662	$1,062,741
Additions to long-lived assets
Petroleum additives	$36,873	$50,760	$42,908
Real estate development	0	0	2,046
All other	0	30	51
Corporate	1,880	2,725	1,631
Total additions to long-lived assets	$38,753	$53,515	$46,636
Depreciation and amortization
Petroleum additives	$36,197	$36,604	$32,454
Real estate development	4,847	4,091	4,065
All other	112	112	98
Corporate	2,233	2,545	2,517
Total depreciation and amortization	$43,389	$43,352	$39,134

Notes to Consolidated Financial Statements

Geographic Area Information - The table below reports revenue, total assets, and long-lived assets by geographic area. Long-lived assets in the table below include property, plant, and equipment, net of depreciation. No country, except for the United States, exceeded 10% of consolidated revenue or long-lived assets in any year. However, because our foreign operations are significant to our overall business, we are presenting revenue in the table below by the major regions in which we operate. NewMarket assigns revenues to geographic areas based on the location to which the product was shipped to a third party.

(in thousands)	2012	2011	2010
Consolidated revenue
United States	$811,185	$767,715	$650,781
Europe, Middle East, Africa, India	692,132	727,632	632,767
Asia Pacific	440,589	405,534	329,374
Other foreign	279,403	248,677	184,470
Consolidated revenue	$2,223,309	$2,149,558	$1,797,392
Total assets
United States	$653,069	$642,976	$586,713
Foreign	604,441	548,686	476,028
Total assets	$1,257,510	$1,191,662	$1,062,741
Long-lived assets
United States	$255,150	$256,998	$255,785
Foreign	103,221	95,968	78,191
Total long-lived assets	$358,371	$352,966	$333,976

Notes to Consolidated Financial Statements

25.	Selected Quarterly Consolidated Financial Data (unaudited)

(in thousands, except per-share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2012
Total revenue	$562,679	$590,406	$554,044	$516,180
Gross profit	169,536	165,399	162,059	140,536
Net income	66,547	55,268	64,715	53,063
Basic earnings per share
Net income	4.96	4.12	4.83	3.94
Diluted earnings per share
Net income	4.96	4.12	4.83	3.94
2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$508,083	$578,523	$557,396	$505,556
Gross profit	140,964	147,796	145,196	125,071
Net income	49,589	52,259	71,361	33,698
Basic earnings per share
Net income	3.57	3.77	5.22	2.51
Diluted earnings per share
Net income	3.57	3.77	5.22	2.51

26.	Recently Issued Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2012-02, "Intangibles - Goodwill and Other (Topic 350) - Testing Indefinite-Lived Intangible Assets for Impairment" (ASU 2012-02). ASU 2012-02 simplifies impairment testing for indefinite-lived intangible assets by allowing an entity to assess qualitative factors in determining whether it is more likely than not that an indefinite-lived intangible asset is impaired, before performing quantitative testing. An entity is no longer required to perform a quantitative impairment test unless it is more likely than not that the fair value of an indefinite-lived intangible asset is less than carrying value. ASU 2012-02 is effective for interim and annual periods beginning after September 15, 2012. Early adoption is permitted. ASU 2012-02 will not have a significant impact on our consolidated financial statements.

In February 2013, FASB issued Accounting Standard Update 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income" (ASU 2013-02). ASU 2013-02 requires companies to present certain information related to reclassification adjustments from accumulated other comprehensive income on either the face of the financial statements or in a single note. The required information includes the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. ASU 2013-02 is effective for interim and annual periods beginning after December 31, 2012. We are currently evaluating the impact of ASU 2013-02 on our financial statements.

Notes to Consolidated Financial Statements

27.    Consolidating Financial Information

The 4.10% senior notes are guaranteed on a senior unsecured basis by our existing and future domestic subsidiaries that guarantee our obligations under our revolving credit facility and any of our other indebtedness (Guarantor Subsidiaries). The subsidiary guarantees are joint and several obligations of the Guarantor Subsidiaries. The indenture governing the 4.10% senior notes includes a provision which allows for a Guarantor Subsidiary to be released of its obligations under the subsidiary guarantee under certain conditions. Those conditions include the sale or other disposition of all or substantially all of the Guarantor Subsidiary's assets in compliance with the indenture and the release or discharge of a Guarantor Subsidiary from its obligations as a guarantor under our revolving credit facility and all of our other indebtedness. The Guarantor Subsidiaries and the subsidiaries that do not guarantee the 4.10% senior notes (the Non-Guarantor Subsidiaries) are 100% owned by NewMarket Corporation (the Parent Company). The Guarantor Subsidiaries consist of the following:

Ethyl Corporation	Afton Chemical Corporation
Ethyl Asia Pacific LLC	Afton Chemical Asia Pacific LLC
Ethyl Canada Holdings, Inc.	Afton Chemical Canada Holdings, Inc.
Ethyl Export Corporation	Afton Chemical Japan Holdings, Inc.
Ethyl Interamerica Corporation	Afton Chemical Additives Corporation
Ethyl Ventures, Inc.	NewMarket Services Corporation
Interamerica Terminals Corporation	The Edwin Cooper Corporation
Afton Chemical Intangibles LLC	Old Town LLC
NewMarket Investment Company	NewMarket Development Corporation
Foundry Park I, LLC	Foundry Park II, LLC
Gamble's Hill, LLC	Gamble's Hill Lab, LLC
Gamble's Hill Landing, LLC	Gamble's Hill Third Street, LLC
Gamble's Hill Tredegar, LLC

We conduct all of our business through and derive essentially all of our income from our subsidiaries. Therefore, our ability to make payments on the 4.10% senior notes or other obligations is dependent on the earnings and the distribution of funds from our subsidiaries. The terms of the indenture governing our 4.10% senior notes do not restrict the ability of any of our domestic subsidiaries to transfer funds to the Parent Company.

The following sets forth the Consolidating Statements of Income and Consolidating Statements of Comprehensive Income for the years ended December 31, 2012, December 31, 2011, and December 31, 2010; Consolidating Balance Sheets as of December 31, 2012 and December 31, 2011; and Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2012, December 31, 2011, and December 31, 2010 for the Parent Company, the Guarantor Subsidiaries, and the Non-Guarantor Subsidiaries. The financial information is based on our understanding of the SEC's interpretation and application of Rule 3-10 of the SEC Regulation S-X.

The financial information may not necessarily be indicative of results of operation or financial position had the Guarantor Subsidiaries or Non-Guarantor Subsidiaries operated as independent entities. The Parent Company accounts for investments in these subsidiaries using the equity method.

Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidating Statements of Income
Year Ended December 31, 2012

(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Revenue:
Net sales - product	$0	$880,351	$1,331,527	$0	$2,211,878
Rental revenue	0	11,431	0	0	11,431
	0	891,782	1,331,527	0	2,223,309
Costs:
Cost of goods sold - product	0	414,867	1,166,526	0	1,581,393
Cost of rental	0	4,386	0	0	4,386
	0	419,253	1,166,526	0	1,585,779
Gross profit	0	472,529	165,001	0	637,530
Selling, general, and administrative expenses	6,089	118,630	29,490	0	154,209
Research, development, and testing expenses	0	86,494	31,351	0	117,845
Operating (loss) profit	(6,089)	267,405	104,160	0	365,476
Interest and financing expenses, net	8,432	(1,450)	3,833	0	10,815
Loss on early extinguishment of debt	9,092	840	0	0	9,932
Other (expense) income, net	(5,300)	1,749	213	0	(3,338)
(Loss) income before income taxes and equity income of subsidiaries	(28,913)	269,764	100,540	0	341,391
Income tax (benefit) expense	(17,985)	93,740	26,043	0	101,798
Equity income of subsidiaries	250,521	0	0	(250,521)	0
Net income	$239,593	$176,024	$74,497	$(250,521)	$239,593

Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidating Statements of Income
Year Ended December 31, 2011

(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Revenue:
Net sales - product	$0	$842,294	$1,295,833	$0	$2,138,127
Rental revenue	0	11,431	0	0	11,431
	0	853,725	1,295,833	0	2,149,558
Costs:
Cost of goods sold - product	0	460,240	1,125,905	0	1,586,145
Cost of rental	0	4,386	0	0	4,386
	0	464,626	1,125,905	0	1,590,531
Gross profit	0	389,099	169,928	0	559,027
Selling, general, and administrative expenses	6,159	108,970	36,473	0	151,602
Research, development, and testing expenses	0	77,569	27,927	0	105,496
Gain on legal settlement, net	0	38,656	0	0	38,656
Operating (loss) profit	(6,159)	241,216	105,528	0	340,585
Interest and financing expenses, net	14,398	1,266	3,156	0	18,820
Other (expense) income, net	(18,558)	1,885	(1,375)	0	(18,048)
(Loss) income before income taxes and equity income of subsidiaries	(39,115)	241,835	100,997	0	303,717
Income tax (benefit) expense	(15,400)	83,348	28,862	0	96,810
Equity income of subsidiaries	230,622	0	0	(230,622)	0
Net income	$206,907	$158,487	$72,135	$(230,622)	$206,907

Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidating Statements of Income
Year Ended December 31, 2010

(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Revenue:
Net sales - product	$0	$744,288	$1,041,788	$0	$1,786,076
Rental revenue	0	11,316	0	0	11,316
	0	755,604	1,041,788	0	1,797,392
Costs:
Cost of goods sold - product	0	396,483	881,022	0	1,277,505
Cost of rental	0	4,428	0	0	4,428
	0	400,911	881,022	0	1,281,933
Gross profit	0	354,693	160,766	0	515,459
Selling, general, and administrative expenses	5,310	101,495	30,162	0	136,967
Research, development, and testing expenses	0	69,914	21,274	0	91,188
Operating (loss) profit	(5,310)	183,284	109,330	0	287,304
Interest and financing expenses, net	12,871	2,032	2,358	0	17,261
Other (expense) income, net	(10,586)	(93)	632	0	(10,047)
(Loss) income before income taxes and equity income of subsidiaries	(28,767)	181,159	107,604	0	259,996
Income tax (benefit) expense	(11,635)	62,580	31,926	0	82,871
Equity income of subsidiaries	194,257	0	0	(194,257)	0
Net income	$177,125	$118,579	$75,678	$(194,257)	$177,125

Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidating Statements of Comprehensive Income
Year Ended December 31, 2012

(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net income	$239,593	$176,024	$74,497	$(250,521)	$239,593
Other comprehensive (loss) income, net of tax:
Pension plans and other postretirement benefits:
Prior service cost arising during the period	(1,570)	0	(1,570)	1,570	(1,570)
Amortization of prior service cost (credit) included in net periodic benefit cost	27	276	(110)	(166)	27
Actuarial net (loss) gain arising during the period	(22,721)	(2,735)	(5,555)	8,290	(22,721)
Amortization of actuarial net loss included in net periodic benefit cost	4,066	709	833	(1,542)	4,066
Settlement gain	436	0	436	(436)	436
Amortization of transition obligation included in net periodic benefit cost	39	0	39	(39)	39
Total pension plans and other postretirement benefits	(19,723)	(1,750)	(5,927)	7,677	(19,723)
Derivative instruments:
Unrealized loss on derivative instruments	(330)	(330)	0	330	(330)
Reclassification adjustments for losses on derivative instruments included in net income	893	893	0	(893)	893
Total derivative instruments	563	563	0	(563)	563
Foreign currency translation adjustments	7,567	3,142	4,425	(7,567)	7,567
Marketable securities:
Unrealized gain on marketable securities	676	676	0	(676)	676
Reclassification adjustment for gain on marketable securities included in net income	(1,040)	(1,040)	0	1,040	(1,040)
Total marketable securities	(364)	(364)	0	364	(364)
Other comprehensive (loss) income, net of tax	(11,957)	1,591	(1,502)	(89)	(11,957)
Comprehensive income	$227,636	$177,615	$72,995	$(250,610)	$227,636

Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidating Statements of Comprehensive Income
Year Ended December 31, 2011

(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net income	$206,907	$158,487	$72,135	$(230,622)	$206,907
Other comprehensive (loss) income, net of tax:
Pension plans and other postretirement benefits:
Amortization of prior service cost (credit) included in net periodic benefit cost	260	335	64	(399)	260
Actuarial net (loss) gain arising during the period	(27,577)	(5,021)	(1,416)	6,437	(27,577)
Amortization of actuarial net loss included in net periodic benefit cost	2,423	380	825	(1,205)	2,423
Amortization of transition obligation included in net periodic benefit cost	40	0	40	(40)	40
Total pension plans and other postretirement benefits	(24,854)	(4,306)	(487)	4,793	(24,854)
Derivative instruments:
Unrealized loss on derivative instruments	(1,605)	(1,605)	0	1,605	(1,605)
Reclassification adjustments for losses on derivative instruments included in net income	1,020	1,020	0	(1,020)	1,020
Total derivative instruments	(585)	(585)	0	585	(585)
Foreign currency translation adjustments	163	(1,669)	1,832	(163)	163
Unrealized gain on marketable securities	364	364	0	(364)	364
Other comprehensive (loss) income, net of tax	(24,912)	(6,196)	1,345	4,851	(24,912)
Comprehensive income	$181,995	$152,291	$73,480	$(225,771)	$181,995

Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidating Statements of Comprehensive Income
Year Ended December 31, 2010

(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net income	$177,125	$118,579	$75,678	$(194,257)	$177,125
Other comprehensive (loss) income, net of tax:
Pension plans and other postretirement benefits:
Prior service cost arising during the period	(780)	(743)	(37)	780	(780)
Amortization of prior service cost (credit) included in net periodic benefit cost	257	331	65	(396)	257
Actuarial net (loss) gain arising during the period	6,268	1,077	554	(1,631)	6,268
Amortization of actuarial net loss included in net periodic benefit cost	2,738	404	932	(1,336)	2,738
Amortization of transition obligation included in net periodic benefit cost	10	0	10	(10)	10
Total pension plans and other postretirement benefits	8,493	1,069	1,524	(2,593)	8,493
Derivative instruments:
Unrealized loss on derivative instruments	(2,451)	(2,451)	0	2,451	(2,451)
Reclassification adjustments for losses on derivative instruments included in net income	964	964	0	(964)	964
Total derivative instruments	(1,487)	(1,487)	0	1,487	(1,487)
Foreign currency translation adjustments	(6,042)	1,392	(7,434)	6,042	(6,042)
Other comprehensive (loss) income, net of tax	964	974	(5,910)	4,936	964
Comprehensive income	$178,089	$119,553	$69,768	$(189,321)	$178,089

Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidating Balance Sheets
December 31, 2012

(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$5,001	$7,202	$76,926	$0	$89,129
Trade and other accounts receivable, net	4,346	116,865	175,844	0	297,055
Amounts due from affiliated companies	0	142,277	33,282	(175,559)	0
Inventories	0	125,171	197,503	0	322,674
Deferred income taxes	2,555	5,204	693	0	8,452
Prepaid expenses and other current assets	66	16,253	1,866	0	18,185
Total current assets	11,968	412,972	486,114	(175,559)	735,495
Amounts due from affiliated companies	58,935	56,326	0	(115,261)	0
Property, plant, and equipment, at cost	0	833,352	237,615	0	1,070,967
Less accumulated depreciation and amortization	0	578,183	134,413	0	712,596
Net property, plant, and equipment	0	255,169	103,202	0	358,371
Investment in consolidated subsidiaries	895,029	0	0	(895,029)	0
Prepaid pension cost	0	0	12,710	0	12,710
Deferred income taxes	53,087	0	1,713	(6,415)	48,385
Other assets and deferred charges	46,286	23,670	2,051	0	72,007
Intangibles (net of amortization) and goodwill	0	23,784	6,758	0	30,542
Total assets	$1,065,305	$771,921	$612,548	$(1,192,264)	$1,257,510
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$206	$75,483	$43,609	$0	$119,298
Accrued expenses	8,367	51,577	19,117	0	79,061
Book overdraft	0	3,906	0	0	3,906
Amounts due to affiliated companies	91,403	55,437	28,719	(175,559)	0
Long-term debt, current portion	0	0	4,382	0	4,382
Income taxes payable	0	55	9,969	0	10,024
Total current liabilities	99,976	186,458	105,796	(175,559)	216,671
Long-term debt	424,407	0	0	0	424,407
Amounts due to affiliated companies	0	8,024	107,237	(115,261)	0
Other noncurrent liabilities	138,717	49,280	32,645	(6,415)	214,227
Total liabilities	663,100	243,762	245,678	(297,235)	855,305
Shareholders' equity:
Common stock and paid-in capital	721	388,282	71,322	(459,604)	721
Accumulated other comprehensive loss	(110,689)	(18,767)	(36,055)	54,822	(110,689)
Retained earnings	512,173	158,644	331,603	(490,247)	512,173
Total shareholders' equity	402,205	528,159	366,870	(895,029)	402,205
Total liabilities and shareholders' equity	$1,065,305	$771,921	$612,548	$(1,192,264)	$1,257,510

Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Consolidating Balance Sheets
December 31, 2011

(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$17	$9,653	$40,700	$0	$50,370
Trade and other accounts receivable, net	0	122,812	164,432	(8,912)	278,332
Amounts due from affiliated companies	732,392	1,057,075	17,132	(1,806,599)	0
Inventories	0	106,278	200,507	0	306,785
Deferred income taxes	2,790	3,836	635	0	7,261
Prepaid expenses and other current assets	8,629	25,967	2,387	0	36,983
Total current assets	743,828	1,325,621	425,793	(1,815,511)	679,731
Amounts due from affiliated companies	0	110,444	0	(110,444)	0
Property, plant, and equipment, at cost	0	815,209	219,263	0	1,034,472
Less accumulated depreciation and amortization	0	558,177	123,329	0	681,506
Net property, plant, and equipment	0	257,032	95,934	0	352,966
Investment in consolidated subsidiaries	989,039	0	0	(989,039)	0
Prepaid pension cost	0	0	11,494	0	11,494
Deferred income taxes	43,053	0	0	(7,248)	35,805
Other assets and deferred charges	42,219	29,166	2,234	0	73,619
Intangibles (net of amortization) and goodwill	0	30,758	7,289	0	38,047
Total assets	$1,818,139	$1,753,021	$542,744	$(2,922,242)	$1,191,662
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$11	$61,778	$41,428	$0	$103,217
Accrued expenses	8,093	50,827	19,626	0	78,546
Dividends payable	8,529	0	0	0	8,529
Book overdraft	0	1,680	0	0	1,680
Amounts due to affiliated companies	944,282	818,452	43,865	(1,806,599)	0
Long-term debt, current portion	0	2,943	8,023	0	10,966
Income taxes payable	12,229	0	9,769	(8,912)	13,086
Total current liabilities	973,144	935,680	122,711	(1,815,511)	216,024
Long-term debt	172,000	60,601	0	0	232,601
Amounts due to affiliated companies	0	8,025	102,419	(110,444)	0
Other noncurrent liabilities	123,402	51,663	25,627	(7,248)	193,444
Total liabilities	1,268,546	1,055,969	250,757	(1,933,203)	642,069
Shareholders' equity:
Common stock and paid-in capital	64	388,282	71,322	(459,604)	64
Accumulated other comprehensive loss	(98,732)	(20,355)	(34,554)	54,909	(98,732)
Retained earnings	648,261	329,125	255,219	(584,344)	648,261
Total shareholders' equity	549,593	697,052	291,987	(989,039)	549,593
Total liabilities and shareholders' equity	$1,818,139	$1,753,021	$542,744	$(2,922,242)	$1,191,662

Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2012

(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash provided from (used in) operating activities	$320,503	$141,519	$62,565	$(251,776)	$272,811
Cash flows from investing activities:
Capital expenditures	0	(22,621)	(16,132)	0	(38,753)
Deposits for interest rate swap	(22,913)	0	0	0	(22,913)
Return of deposits for interest rate swap	21,260	0	0	0	21,260
Payments on settlement of interest rate swap	(5,148)	0	0	0	(5,148)
Receipts from settlement of interest rate swap	465	0	0	0	465
Proceeds from sale of equity securities	0	6,303	0	0	6,303
Cash provided from (used in) investing activities	(6,336)	(16,318)	(16,132)	0	(38,786)
Cash flows from financing activities:
Net borrowings under revolving credit facility	53,000	0	0	0	53,000
Issuance of 4.10% senior notes	349,405	0	0	0	349,405
Repayment of 7.125% senior notes	(150,000)	0	0	0	(150,000)
Repayment of Foundry Park I mortgage loan	0	(63,544)	0	0	(63,544)
Net (repayments) borrowings under lines of credit	0	0	(3,641)	0	(3,641)
Dividends paid	(375,681)	(344,146)	(7,671)	351,817	(375,681)
Debt issuance costs	(6,485)	0	0	0	(6,485)
Issuance of intercompany note payable, net	(58,935)	58,935	0	0	0
Financing from affiliated companies	(120,487)	220,528	0	(100,041)	0
Cash provided from (used in) financing activities	(309,183)	(128,227)	(11,312)	251,776	(196,946)
Effect of foreign exchange on cash and cash equivalents	0	575	1,105	0	1,680
Increase (decrease) in cash and cash equivalents	4,984	(2,451)	36,226	0	38,759
Cash and cash equivalents at beginning of year	17	9,653	40,700	0	50,370
Cash and cash equivalents at end of year	$5,001	$7,202	$76,926	$0	$89,129

Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2011

(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash provided from (used in) operating activities	$(14,126)	$178,951	$52,521	$(32,748)	$184,598
Cash flows from investing activities:
Capital expenditures	0	(25,190)	(28,325)	0	(53,515)
Deposits for interest rate swap	(46,467)	0	0	0	(46,467)
Return of deposits for interest rate swap	33,600	0	0	0	33,600
Payments on settlement of interest rate swap	(5,148)	0	0	0	(5,148)
Receipts from settlement of interest rate swap	274	0	0	0	274
Proceeds from sale of short-term investment	300	0	0	0	300
Cash provided from (used in) investing activities	(17,441)	(25,190)	(28,325)	0	(70,956)
Cash flows from financing activities:
Net borrowings under revolving credit facility	18,000	0	0	0	18,000
Repayment of Foundry Park I mortgage loan	0	(2,731)	0	0	(2,731)
Net (repayments) borrowings under lines of credit	0	0	6,529	0	6,529
Dividends paid	(32,588)	(2,520)	(30,228)	32,748	(32,588)
Debt issuance costs	(3,233)	0	0	0	(3,233)
Repurchases of common stock	(98,093)	0	0	0	(98,093)
Proceeds from exercise of stock options	70	0	0	0	70
Excess tax benefits from stock-based payment arrangements	1,102	0	0	0	1,102
Payments on the capital lease	0	(144)	0	0	(144)
Financing from affiliated companies	146,309	(146,309)	0	0	0
Cash provided from (used in) financing activities	31,567	(151,704)	(23,699)	32,748	(111,088)
Effect of foreign exchange on cash and cash equivalents	0	(121)	(1,255)	0	(1,376)
Increase (decrease) in cash and cash equivalents	0	1,936	(758)	0	1,178
Cash and cash equivalents at beginning of year	17	7,717	41,458	0	49,192
Cash and cash equivalents at end of year	$17	$9,653	$40,700	$0	$50,370

Notes to Consolidated Financial Statements

NewMarket Corporation and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2010

(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash provided from (used in) operating activities	$55,128	$109,106	$14,724	$(14,911)	$164,047
Cash flows from investing activities:
Capital expenditures	0	(20,804)	(15,602)	0	(36,406)
Deposits for interest rate swap	(44,072)	0	0	0	(44,072)
Return of deposits for interest rate swap	36,180	0	0	0	36,180
Payments on settlement of interest rate swap	(2,574)	0	0	0	(2,574)
Receipts from settlement of interest rate swap	266	0	0	0	266
Acquisition of business (net of cash acquired of $1.8 million)	0	0	(41,300)	0	(41,300)
Cash provided from (used in) investing activities	(10,200)	(20,804)	(56,902)	0	(87,906)
Cash flows from financing activities:
Net borrowings under revolving credit facility	4,000	0	0	0	4,000
Repayment of Foundry Park I mortgage loan	0	(2,125)	0	0	(2,125)
Net (repayments) borrowings under lines of credit	0	0	1,494	0	1,494
Dividends paid	(22,608)	(2,800)	(12,111)	14,911	(22,608)
Debt issuance costs	(2,468)	(1,524)	0	0	(3,992)
Repurchases of common stock	(121,517)	0	0	0	(121,517)
Proceeds from exercise of stock options	91	0	0	0	91
Excess tax benefits from stock-based payment arrangements	0	711	0	0	711
Payments on the capital lease	0	(835)	0	0	(835)
Repayment of Foundry Park I construction loan	0	(99,102)	0	0	(99,102)
Borrowing under Foundry Park I mortgage loan	0	68,400	0	0	68,400
Payment for financed intangible asset	0	(1,000)	0	0	(1,000)
Issuance of intercompany note payable, net	0	(43,807)	43,807	0	0
Repayment of intercompany note payable	0	(950)	950	0	0
Financing from affiliated companies	57,583	(57,583)	0	0	0
Cash provided from (used in) financing activities	(84,919)	(140,615)	34,140	14,911	(176,483)
Effect of foreign exchange on cash and cash equivalents	0	(2,173)	(124)	0	(2,297)
Increase (decrease) in cash and cash equivalents	(39,991)	(54,486)	(8,162)	0	(102,639)
Cash and cash equivalents at beginning of year	40,008	62,203	49,620	0	151,831
Cash and cash equivalents at end of year	$17	$7,717	$41,458	$0	$49,192